UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Cullen/Frost Bankers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Cullen/Frost Bankers, Inc.

A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 26, 2012

To the Shareholders of

CULLEN/FROST BANKERS, INC.:

The Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) will be held in the Commanders Room at The Frost National Bank (“Frost Bank”), 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 26, 2012, at 11:00 a.m., San Antonio time, for the following purposes:

1.	To elect thirteen nominees to serve as Directors for a one-year term that will expire at the 2013 Annual Meeting of Shareholders;

2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost for the fiscal year that began January 1, 2012;

3.	To provide nonbinding approval of executive compensation;

4.	To transact any other business that may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the Annual Meeting, or any adjournments or postponements thereof, was the close of business on March 5, 2012. A list of all shareholders entitled to vote is available for inspection by a shareholder during regular business hours for ten days prior to the Annual Meeting at our principal offices at 100 West Houston Street, Suite 1270, San Antonio, Texas 78205. This list will be available at the meeting.

Your vote is very important. Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

Shareholders of record may vote:

1.	By Internet: go to www.cfrvoteproxy.com; or

2.	By phone: call 1-866-390-5375 (toll-free); or

3.	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other shareholder of record, please follow the voting instructions that you receive from the shareholder of record entitled to vote your shares.

All shareholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 19, 2012

i

Cullen/Frost Bankers, Inc.

A Texas Financial Services Family

100 West Houston Street

San Antonio, Texas 78205

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 26, 2012

INTRODUCTION

The Board of Directors of Cullen/Frost Bankers, Inc. (“Cullen/Frost”) is soliciting proxies to be used at the Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held in the Commanders Room at The Frost National Bank (“Frost Bank”), 100 West Houston Street, San Antonio, Texas 78205, on Thursday, April 26, 2012 at 11:00 a.m., San Antonio time. This Proxy Statement and the accompanying proxy card will be mailed to shareholders beginning on or about March 19, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS:

This Proxy Statement for the 2012 Annual Meeting of Shareholders and our 2011 Annual Report to Shareholders are available at www.cfrvoteproxy.com.

We are pleased to provide access to our proxy materials on the Internet. We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement for the 2012 Annual Meeting of Shareholders and our 2011 Annual Report to Shareholders are available at our proxy materials website at http://www.cfrvoteproxy.com. This website does not use any functions that identify you as a visitor to the website, and thus protects your privacy.

You have the option to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. If you do not vote by the Internet, please vote by telephone or by completing and returning the enclosed proxy card in the postage prepaid envelope provided. Submitting your proxy by either Internet, telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting.

Record Date and Voting Rights

The close of business on March 5, 2012 has been fixed as the record date for the determination of shareholders entitled to vote at the Annual Meeting. The only class of securities of Cullen/Frost outstanding and entitled to vote at the Annual Meeting is our Common Stock, par value $0.01 per share. On March 5, 2012, there were 61,300,589 shares of Common Stock outstanding, with each share entitled to one vote.

Proxies

All shares of Cullen/Frost Common Stock represented by properly executed proxies, if timely returned and not subsequently revoked, will be voted at the Annual Meeting in the manner directed in the proxy. If a properly executed proxy does not specify a choice on a matter, the shares will be voted for the thirteen nominees to serve as Directors for a one-year term that will expire at the 2013 Annual Meeting of Shareholders, for the ratification of Ernst & Young LLP to act as our independent auditors for the 2012 fiscal year, for the non-binding approval of executive compensation, and in the discretion of the persons named as proxies with respect to any other business that may properly come before the meeting.

A shareholder may revoke a proxy at any time before it is voted by delivering a written revocation notice to the Corporate Secretary of Cullen/Frost Bankers, Inc., 100 West Houston Street, San Antonio, Texas 78205. A shareholder who attends the Annual Meeting may, if desired, vote by ballot at the meeting, and such vote will revoke any proxy previously given.

Quorum and Voting Requirements

A quorum of shareholders is required to hold a valid meeting. If the holders of a majority of the issued and outstanding shares of Cullen/Frost Common Stock entitled to vote are present at the Annual Meeting in person or represented by proxy, a quorum will exist. Shares for which votes are withheld, as well as abstentions and broker non-votes, are counted as “present” for establishing a quorum.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the nominees receiving the highest number of votes will be elected. In the election of Directors, votes may be cast “for” or “withhold authority” with respect to any or all nominees. Votes that are “withheld” will be excluded entirely from the vote and will have no effect on the outcome of the vote. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote.

With respect to the ratification of Ernst & Young LLP to act as our independent auditors for the 2012 fiscal year, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock have voting power and present in person or represented by proxy at the Annual Meeting will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter.

With respect to the resolution to provide nonbinding approval of executive compensation, the affirmative vote of the holders of a majority of the shares of Cullen/Frost’s Common Stock having voting power and present in person or represented by proxy at the Annual Meeting will be the act of the shareholders. In voting for this matter, shares may be voted “for”, “against” or “abstain”. An abstention will have the effect of a vote against this matter. Broker non-votes (as further discussed below) will have no effect on the outcome of this vote. This resolution is advisory only and will not be binding upon Cullen/Frost or the Board of Directors.

Under the rules of the Financial Industry Regulatory Authority, Inc., member brokers generally may not vote shares held by them in street name for customers, and instead must submit a so-called “broker non-vote” unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker that holds shares in street name for customers has authority to vote on certain “routine” items if it has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner. The proposal to ratify the selection of Ernst & Young LLP to act as Cullen/Frost’s independent auditors is a “routine” item, and the NYSE rules permit member brokers that do not receive instructions to vote on this item. However, the NYSE rules do not permit member brokers that do not receive instructions, to vote on the election of Directors or on the shareholder advisory votes relating to executive compensation. Thus, it is very important that you cast your vote regarding all items of business proposed in the proxy.

Expenses of Solicitation

Cullen/Frost will pay the expenses of the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, Directors, officers, and employees of Cullen/Frost may solicit proxies by telephone, facsimile, in person or by other means of communication. Cullen/Frost also has retained Okapi

Partners LLC (“Okapi”) to assist with the solicitation of proxies. Directors, officers, and employees of Cullen/Frost will receive no additional compensation for the solicitation of proxies, and Okapi will receive a fee not to exceed $6,500.00, plus reimbursement for out-of-pocket expenses. Cullen/Frost has requested that brokers, nominees, fiduciaries and other custodians forward proxy-soliciting material to the beneficial owners of Cullen/Frost Common Stock. Cullen/Frost will reimburse these persons for out-of-pocket expenses they incur in connection with its request.

ELECTION OF DIRECTORS

(Item 1 On Proxy Card)

The following thirteen Directors have been nominated to serve for a new one-year term: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. Richard W. Evans, Jr., Mr. Patrick B. Frost, Mr. David J. Haemisegger, Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Ms. Ida Clement Steen, and Mr. Horace Wilkins, Jr. If any nominee is unable to serve, the individuals named as proxies on the enclosed proxy card will vote the shares to elect the remaining nominees and any substitute nominee or nominees designated by the Board.

The tables below provide information on each nominee.

Nominees for One-Year Term Expiring in 2013:

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent

R. Denny Alexander	66	Investments; former Chairman, Overton Bank & Trust and former Director, Overton Bancshares, Inc. (merged with Cullen/Frost)	1998	84,763	(6)	0.14%

Carlos Alvarez	61	Chairman and Chief Executive Officer, The Gambrinus Company	2001	334,213		0.55%

Royce S. Caldwell	73	Former Vice Chairman, AT&T Inc.	1994	7,013		0.01%

Crawford H. Edwards	53	President, Cassco Land Co., Inc.	2005	311,890	(2)	0.51%

Ruben M. Escobedo	74	Former Senior Partner at Ruben Escobedo & Co., CPAs	1996	32,363	(3)	0.05%

Richard W. Evans, Jr.	65	Chairman of the Board, Chief Executive Officer and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of Frost Bank, a Cullen/Frost subsidiary	1993	849,414	(4,8)	1.39%

Patrick B. Frost.	52	President, Frost Bank, a Cullen/Frost subsidiary	1997	931,021	(4,5)	1.52%

David J. Haemisegger	58	President, NorthPark Management Company	2008	1,687		0.00%

Karen E. Jennings	61	Former Senior Executive Vice President, Advertising and Corporate Communications, AT&T Inc.	2001	6,313		0.01%

Richard M. Kleberg, III.	69	Investments	1992	42,638	(9)	0.07%

Charles W. Matthews	67	Former Vice President, General Counsel of Exxon Mobil Corporation	2010	2,507		0.00%

Nominees for One-Year Term Expiring in 2013 (continued):

				Shares Owned(1)
Name	Age	Principal Occupation During Past Five Years	Director Since	Amount and Nature of Beneficial Ownership		Percent

Ida Clement Steen	59	Investments	1996	7,813	(7)	0.01%

Horace Wilkins, Jr.	61	Former President, Special Markets, AT&T Inc.; former Regional President, AT&T Inc.	1997	2,613		0.00%

(1)	Beneficial ownership is stated as of December 31, 2011. The owners have sole voting and sole investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. The amount beneficially owned also includes deferred stock units granted to each non-employee Director, with delivery of the underlying Cullen/Frost Common Stock deferred until that Director ceases to be a member of the Board of Directors. The number of shares of Cullen/Frost Common Stock beneficially owned by all Directors, nominees and executive officers as a group is disclosed on page 37.

(2)	Includes (a) 126,002 shares held by four trusts of which Mr. Edwards is the trustee and (b) 179,675 shares held in the Estate of Caswell O. Edwards, II, deceased, for which voting and investment power rests with the majority of four co-executors of the Estate.

(3)	Includes 2,150 shares for which Mr. Escobedo shares voting and investment power with his wife.

(4)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc., for which each beneficial owner has both sole voting and sole investment power: Mr. Richard W. Evans, Jr. 52,367 and Mr. Patrick B. Frost 25,837.

(5)	Includes (a) 707,493 shares held by a limited partnership of which the general partner is a limited liability company of which Mr. Frost is the sole manager (b) 3,855 shares held by Mr. Frost’s children for which Mr. Frost is the custodian and (c) 630 shares held by Mr. Frost’s wife for which Mr. Frost disclaims beneficial ownership. With respect to the 707,493 shares held by a limited partnership, Mr. Frost has sole voting rights over all shares, sole investment power over 70,749 shares and shared investment power over 636,744 shares.

(6)	Includes 61,550 shares held by a limited partnership of which Mr. Alexander is the general partner and 17,000 shares held by a charitable foundation for which Mr. Alexander disclaims beneficial ownership.

(7)	Includes 400 shares in two trusts for which Ms. Steen shares voting and investment power with her husband.

(8)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Evans is the sole manager.

(9)	Includes 8,400 shares held by a family partnership for which Mr. Kleberg has sole voting and sole investment power.

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings and Attendance

The Board of Directors had five meetings in 2011. Each of Cullen/Frost’s current Directors attended 100% of the meetings of the Board and the Committees of the Board on which he or she served during 2011.

The Board of Directors has a policy which encourages all Directors to attend the Annual Meeting of Shareholders, and in 2011 each of Cullen/Frost’s current Directors attended the Annual Meeting of Shareholders with the exception of one Director.

Committees of the Board

The Board of Directors has five Committees, each of which is described in the chart below.

Committee	Members	Primary Responsibilities	Meetings in 2011
Audit	Ruben M. Escobedo (Chair) Royce S. Caldwell David J. Haemisegger Richard M. Kleberg, III	• Assists Board oversight of the integrity of Cullen/Frost’s financial statements, Cullen/Frost’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the independent auditors and Cullen/Frost’s internal audit function. • Appoints, compensates, retains and oversees the independent auditors, and pre-approves all audit and non-audit services.	6

Compensation and Benefits	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews	• Oversees the development and implementation of Cullen/Frost’s compensation and benefits programs. • Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance based on those goals and objectives, and sets the CEO’s compensation based on the evaluation. • Oversees the administration of Cullen/Frost’s compensation and benefits plans.	3

Corporate Governance and Nominating	Royce S. Caldwell (Chair) Ruben M. Escobedo Karen E. Jennings Charles W. Matthews	• Maintains and reviews Cullen/Frost’s corporate governance principles. • Oversees and establishes procedures for the evaluation of the Board. • Identifies and recommends candidates for election to the Board.	2

Committee	Members	Primary Responsibilities	Meetings in 2011

Executive	Richard W. Evans, Jr. (Chair) Royce S. Caldwell Patrick B. Frost	• Acts for the Board of Directors between meetings, except as limited by resolutions of the Board, Cullen/Frost’s Articles of Incorporation or By-Laws, and applicable law.	3

Strategic Planning	Richard W. Evans, Jr. (Chair) R. Denny Alexander Carlos Alvarez Royce S. Caldwell Charles W. Matthews	• Analyzes the strategic direction for Cullen/Frost, including reviewing short-term and long-term goals. • Monitors Cullen/Frost’s corporate mission statement and capital planning.	4

The Board has adopted written charters for the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. All of these charters are available at www.frostbank.com or in print to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

As described in more detail below under “Certain Corporate Governance Matters—Director Independence,” the Board has determined that each member of the Audit Committee, the Compensation and Benefits Committee and the Corporate Governance and Nominating Committee is independent within the meaning of the rules of the NYSE. The Board has also determined that each member of the Audit Committee is independent within the meaning of the rules of the SEC. In addition, the Board has determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. The Board has also determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Leadership Structure

As provided in our Corporate Governance Guidelines, our Board selects its Chairman, Lead Director and CEO in a way that it considers to be in the best interests of Cullen/Frost. The Board does not have a policy on whether the role of Chairman and CEO should be separate or combined, but believes that the most effective leadership structure for Cullen/Frost is to combine these responsibilities. This structure avoids the potential confusion and conflict over who is leading the company, both within the company and when dealing with investors, customers and counterparties, and the duplication of efforts that can result from the roles being separated. The Board also believes that combining these roles in one person enhances accountability for the performance of Cullen/Frost. Furthermore, as Cullen/Frost has traditionally combined these roles (for some 30+ years now), separating them could cause significant disruption in oversight and lines of reporting. Nevertheless, depending upon the circumstances, the Board could choose to separate the roles of Chairman and CEO in the future.

To help ensure strong oversight by our non-management directors, our Audit Committee, Corporate Governance and Nominating Committee and Compensation and Benefits Committee are composed only of independent directors. In accordance with our Corporate Governance Guidelines, the Chair of the Corporate Governance and Nominating Committee acts as the Lead Director and presides at executive sessions of non-management directors and presents to the full Board any matters that may need to be considered by the full Board. Mr. Royce S. Caldwell, the current Lead Director, also is the Chair of the Compensation and Benefits Committee and is a member of several other Board committees. As a result, the Lead Director is fully informed of all activities of the Board and all of its committees. In addition to presiding at the executive sessions of the non-management directors, the Lead Director also reviews the agenda, schedule and materials for each Board Meeting and Board committee meeting and executive session, and facilitates communication between the non-management directors and the Chairman and CEO.

The Board is responsible for overseeing all aspects of management of Cullen/Frost, including risk oversight, which is effected primarily through the Audit Committee. Furthermore, the Board of Cullen/Frost also serves as the Board of Directors of Frost Bank, and as such receives regular reports on the operations of Frost Bank. The Board of Frost Bank has additional committees with a majority of independent directors that review risks and approves policy exceptions in lending and trust services. Each standing committee has oversight responsibility for risks inherent within its area of oversight. The Audit Committee receives reports on, and reviews, the firm’s principal risk exposure, including financial reporting, credit, and liquidity risk. The Risk Committee of the Frost Bank Board receives reports on, and reviews the firm’s credit and operational risk. Cullen/Frost management regularly discusses macro- and business-specific environmental factors with the Audit Committee and Risk Committee, as well as the potential impact of these factors on the risk profile (including the financial situation) of the Corporation. Cullen/Frost management also periodically reviews with the Board specific risk analyses, such as sensitivity and scenario analyses. In addition, the Audit Committee and Risk Committee receive written packages and detailed oral postings on various types of risk and other matters (which come from a combination of the Corporation’s CEO, CFO, and Chief Risk Officer/Chief Credit Officer) at regularly scheduled meetings. The Board also interacts on a regular basis with executive officers, from both the control and line of business sides of Cullen/Frost. It is through these various channels that the Board seeks the information to oversee the firm’s risk management.

Director Nomination Process

The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become members of the Board of Directors and for recommending to the Board the nominees to stand for election as Directors.

In identifying Director candidates, the Corporate Governance and Nominating Committee may seek input from Cullen/Frost’s management and from current members of the Board. In addition, it may use the services of an outside consultant, although it has not done so in the past. The Corporate Governance and Nominating Committee will consider candidates recommended by shareholders. Shareholders who wish to recommend candidates may do so by writing to the Corporate Governance and Nominating Committee of Cullen/Frost Bankers, Inc., c/o Corporate Secretary, 100 West Houston Street, San Antonio, Texas 78205. Recommendations may be submitted at any time. The written recommendation must include the name of the candidate, the number of shares of Cullen/Frost Common Stock owned by the candidate and the information regarding the candidate that would be included in a proxy statement for the election of Directors pursuant to paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC.

In evaluating Director candidates, the Corporate Governance and Nominating Committee initially considers the Board’s need for additional or replacement Directors. It also considers the criteria approved by the Board and set forth in Cullen/Frost’s Corporate Governance Guidelines, which include, among other things, the candidate’s personal qualities (in light of Cullen/Frost’s core values and mission statement), accomplishments and reputation in the business community, the fit of the candidate’s skills and personality with those of other Directors and candidates and the ability of the candidate to commit adequate time to Board and committee matters. The objective is to build a Board that is effective, collegial and responsive to the needs of Cullen/Frost and that includes a diversity of viewpoints, background, experience and other demographics. In addition, considerable emphasis is given to Cullen/Frost’s mission statement and core values, statutory and regulatory requirements, and the Board’s goal of having a substantial majority of independent directors.

The Corporate Governance and Nominating Committee evaluates all Director candidates in the same manner, including candidates recommended by shareholders. In considering whether candidates satisfy the criteria described above, the committee will initially utilize the information it receives with the recommendation it otherwise possesses. If it determines, in consultation with other Board members, including the Chairman, that more information is needed, it may, among other things, conduct interviews.

2011 Director Compensation

2011 Director Compensation Table

Name	Fees earned or paid in cash(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other	Total ($)
R. Denny Alexander	54,000	30,004	—			84,004

Carlos Alvarez	54,000	30,004	—			84,004

Royce S. Caldwell	89,500	30,004	—			119,504

Crawford H. Edwards	62,000	30,004	—			92,004

Ruben M. Escobedo	71,500	30,004	—			101,504

David J. Haemisegger	57,000	30,004	—			87,004

Karen E. Jennings	69,000	30,004	—			99,004

Richard M. Kleberg, III	62,000	30,004	—			92,004

Charles W. Matthews	56,000	30,004	—			86,004

Ida Clement Steen	63,500	30,004	—			93,504

Horace Wilkins, Jr.	75,500	30,004	—			105,504

1.	Amounts shown as Fees Earned or Paid in Cash represent fees paid for serving both on the boards of Cullen/Frost and of Frost Bank.

2.	Amounts shown represent the grant date fair value of Deferred Stock Units granted to the non-employee Directors during 2011. Each non-employee Director was granted 507 Deferred Stock Units on April 28, 2011. The grant date fair value of each Deferred Stock Unit was $59.18. For the assumptions made in the valuation of these options, see Note 11, Employee Benefits Plans, in the notes to the consolidated financial statements included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2011.

3.	The following information indicates the aggregate number of option awards previously awarded and outstanding for the following directors as of December 31, 2011:

•	R. Denny Alexander—4,000;

•	Carlos Alvarez—4,000;

•	Royce S. Caldwell—4,000;

•	Crawford H. Edwards—4,000;

•	Ruben M. Escobedo—0;

•	David J. Haemisegger—0;

•	Karen E. Jennings—4,000;

•	Richard M. Kleberg, III—4,000;

•	Charles W. Matthews—0;

•	Ida Clement Steen—4,000; and

•	Horace Wilkins, Jr.—0.

4.	Mr. Evans, Cullen/Frost’s Chief Executive Officer, is not included in this table because he is a Named Executive Officer of Cullen/Frost, and receives no compensation for his service as a Director. For further information on the compensation paid to Mr. Evans, as well as his holdings of stock awards and option awards, see the Summary Compensation Table on page 32 and the Grants of Plan-Based Awards Table on page 34.

Cullen/Frost employees receive no fees for their services as members of the Board of Directors or any of its committees. Non-employee Directors receive an annual retainer fee of $30,000 and $2,000 for each Board meeting attended. In addition, non-employee Directors receive $1,000 for attending each meeting of a committee of the Board to which they have been appointed, except that the Chairman of the Audit Committee receives $1,500 for each meeting of the Audit Committee attended and all non-employee Committee Chairs receive an annual retainer fee of $7,500. Non-employee Directors are also eligible to receive stock-based compensation each year under Cullen/Frost’s 2007 Outside Directors Incentive Plan. In April 2011, each non-employee Director in office at that time received 507 deferred stock units. Upon retirement from Cullen/Frost’s Board of Directors, non-employee directors will receive one share of Cullen/Frost’s Common Stock for each deferred stock unit held. The deferred stock units were fully vested upon being awarded and will receive equivalent dividend payments as such dividends are declared on Cullen/Frost’s Common Stock. The deferred stock units had a grant date fair value of $59.18, which is equal to the closing price of Cullen/Frost’s Common Stock on the date of the grant.

In addition, the Board of Directors also serves as the Board of Directors for Frost Bank, a subsidiary of Cullen/Frost, and non-employee Directors receive fees for serving in this capacity. In particular, non-employee Directors receive $2,000 for each meeting of such Board attended and $1,000 for attending each meeting of a committee of such Board to which they have been appointed.

Other Directorships

The following are directorships held by nominees and Directors in public companies other than Cullen/Frost or in registered investment companies:

Mr. Escobedo	Valero Energy Corporation

Mr. Matthews	Trinity Industries, Inc.

Director Qualifications

All members of our Board have worked for all or substantial parts of their careers in Texas and have significant knowledge of the markets that we serve and extensive ties to local community and business leaders. Below is additional information about the qualifications of our Directors.

R. Denny Alexander	Director since 1998

During the past five years, Mr. Alexander’s principal occupation has been managing investments. Until 1998, he was the Chairman of Overton Bank & Trust and a Director of Overton Bancshares, Inc., a company which merged with Cullen/Frost. It is because of his experience in banking and investing, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alexander should continue serving on the Board.

Carlos Alvarez	Director since 2001

Since 1986, Mr. Alvarez has been the Chairman and Chief Executive Officer of the Gambrinus Company, a brewer and beer distributor in San Antonio, Texas. It is because of his experience in business operations and management, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Alvarez should continue serving on the Board.

Royce S. Caldwell	Director since 1994

Until 2002, Mr. Caldwell was the Vice Chairman of AT&T, Inc. During his tenure with AT&T, he served as Chief Operating Officer and a Director, as well as Chairman and Chief Executive Officer of Ameritech, Pacific Bell Corp., Southern New England Corp., and Prodigy Corp. Mr. Caldwell also served as President and Chief Executive Officer of Southwestern Bell Corp. Until 2007, Mr. Caldwell was a Director of the Sabre Holdings Corporation, a travel marketing, distribution and technology company. It is because of his experience in business operations and management and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that the Board has concluded that Mr. Caldwell should continue serving on the Board.

Crawford H. Edwards	Director since 2005

Since 2005, Mr. Edwards has been the President of Cassco Land Co., Inc. and has been engaged in investing in and managing commercial real estate. It is because of his investing and real estate experience, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Edwards should be re-elected to the Board.

Ruben M. Escobedo	Director since 1996

Until 2010, Mr. Escobedo had been a certified public accountant for 47 years. He was Senior Partner at Ruben Escobedo & Co., CPAs. Mr. Escobedo is also a Director, Chairman of the Audit Committee, and a member of the Executive Committee at Valero Energy Corporation. It is because of his accounting experience and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Escobedo should be re-elected to the Board.

Richard W. Evans, Jr.	Director since 1993

Mr. Evans has been the Chairman of the Board and Chief Executive Officer of Cullen/Frost since 1997. Mr. Evans is also the Chairman of the Board and Chief Executive Officer of Frost Bank. He is a member of the Federal Advisory Council to the Board of Governors of the Federal Reserve System in Washington, D.C. and a former member of the Board of Directors of the Federal Reserve Bank of Dallas. It is because of his experience in banking and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Evans should be re-elected to the Board.

Patrick B. Frost	Director since 1997

Since 1993, Mr. Frost has been the President of Frost Bank. He is the Chairman of the Audit Committee of the University of Texas Health Science Center, Executive Committee Chairman of the Free Trade Alliance of San Antonio, and Treasurer of the Christus Santa Rosa Children’s Hospital Foundation. It is because of his experience in banking and years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Frost should be re-elected to the Board.

David J. Haemisegger	Director since 2008

Since 1995, Mr. Haemisegger has been the President of the NorthPark Management Company, which manages NorthPark Center, a major shopping mall in Dallas, Texas. He is a member of the Board of Trustees and the Audit and Finance Committees at the Nasher Foundation and the Nasher Sculpture Center.Mr. Haemisegger is also a member of the Board of Trustees and the Finance and Executive Committees at the Hockaday School. In addition, Mr. Haemisegger is a member of the Board of Trustees and the Finance Committee at the Dallas Museum of Art and a former member of the Board of Directors and the Audit, Loan and Executive Committees of the NorthPark National Bank. It is because of his experience in banking and real estate, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Haemisegger should be re-elected to the Board.

Karen E. Jennings	Director since 2001

Until 2007, Ms. Jennings was the Senior Executive Vice President of Advertising and Corporate Communications of AT&T, Inc. During her tenure at AT&T, she also held the position of Senior Executive Vice President of Human Resources, Senior and Corporate Communications, and President – Missouri for Southwestern Bell Telephone Company. It is because of her experience in business operations and management, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Jennings should be re-elected to the Board.

Richard M. Kleberg III	Director since 1992

During the past 30 years, Mr. Kleberg has been President and the Managing Partner of SFD Enterprises, LLC, a private investment partnership. He has over 30 years of experience in the banking business as a Director or part of an ownership group. He served on the Board and Audit Committee of the Abraxas Petroleum Corporation, a public company, for 16 years; as a Director and on various committees, including the Audit Committee, of Kleberg First National Bank for a period of approximately 18 years; as a Director and as a member of various committees, including the Investment/Finance and Compensation Committee of the King Ranch, Inc., for 14 years; and as a member of the Trinity University Board of Trustees and various committees, including the Finance Committee for over 25 years. In addition, he was a former commercial lending officer at Frost Bank for ten years. It is because of his experience in banking and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Kleberg should be re-elected to the Board.

Charles W. Matthews	Director since 2010

Until 2010, Mr. Matthews was the Vice President and General Counsel of Exxon Mobil Corporation having served in the law department for over 30 years. He continues to practice law and is a member of the Board of Trinity Industries, Inc. and Children’s Medical Center of Dallas. Mr. Matthews is Chair of the University of Texas Development Board and is a member of the University of Texas System Foundation. It is because of his experience in corporate governance, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Matthews should continue serving on the Board.

Ida Clement Steen	Director since 1996

Ms. Steen has investment experience derived from managing personal holdings for the past 30 years. She has also served on the Committee of Finance and acted as special liaison to the Texas Growth Fund Board for the Board of Regents of the Texas A&M University System. It is because of her experience in investing and her years of experience at Cullen/Frost, as well as her knowledge of the communities we serve, that our Board has concluded that Ms. Steen should continue serving on the Board.

Horace Wilkins, Jr.	Director since 1997

Until 2000, Mr. Wilkins was the President of Special Markets at AT&T, Inc. and a Regional President of AT&T, Inc. He is a member of the Board and Compensation and Benefits Committee of U.S. Sugar. It is because of his experience in business operations and management and his years of experience at Cullen/Frost, as well as his knowledge of the communities we serve, that our Board has concluded that Mr. Wilkins should be re-elected to the Board.

Miscellaneous Information

There are no arrangements or understandings between any nominee or Director of Cullen/Frost and any other person regarding such nominee’s or Director’s selection as such.

CERTAIN CORPORATE GOVERNANCE MATTERS

Cullen/Frost believes that it has operated over the years with sound corporate governance practices that exemplify its commitment to integrity and to protect both the interests of its shareholders and the other constituencies that it serves. These practices include a substantially independent Board of Directors, periodic meetings of non-management Directors, and a sound and comprehensive code of conduct, which obligates Directors and all employees to adhere to the highest legal and ethical business practices. A review of some of Cullen/Frost’s corporate governance measures is set forth below.

Director Independence

The Board of Directors believes that a substantial majority of its members should be independent within the meaning of the NYSE’s rules. To this end, the Board reviews annually the relevant facts and circumstances regarding relationships between Directors and Cullen/Frost. The purpose of the Board’s review is to determine whether any Director has a material relationship with Cullen/Frost (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cullen/Frost).

In connection with the Board’s latest review, the Board determined that the following Directors, who compose 85% of the Board, are independent within the meaning of the NYSE’s rules: Mr. R. Denny Alexander, Mr. Carlos Alvarez, Mr. Royce S. Caldwell, Mr. Crawford H. Edwards, Mr. Ruben M. Escobedo, Mr. David J. Haemisegger, Ms. Karen E. Jennings, Mr. Richard M. Kleberg, III, Mr. Charles W. Matthews, Ms. Ida Clement Steen and Mr. Horace Wilkins, Jr. Mr. Richard W. Evans, Jr. and Mr. Patrick B. Frost are not independent because they are executive officers of Cullen/Frost.

In making its independence determinations, the Board considers the NYSE’s rules, as well as the standards set forth below. The Board adopted these standards pursuant to the NYSE’s rules to assist in making independence determinations. For purposes of the standards, the term “Cullen/Frost Entity” means, collectively, Cullen/Frost and each of its subsidiaries.

Credit Relationships.    A proposed or outstanding relationship that consists of an extension of credit by a Cullen/Frost Entity to a Director or a person or entity that is affiliated, associated or related to a Director should not be deemed to be a material relationship if it satisfies each of the following criteria:

•	It is not categorized as “classified” by the Cullen/Frost Entity or any regulatory authority that supervises the Cullen/Frost Entity.

•

It is made on terms and under circumstances, including credit standards, that are substantially similar to those prevailing at the time for comparable relationships with other unrelated persons or entities and, if subject to the Federal Reserve Board’s Regulation O (12 C.F.R. Part 215), is made in accordance with Regulation O.

•

In the event that it was not made, in the case of a proposed extension of credit, or it was terminated in the normal course of the Cullen/Frost Entity’s business, in the case of an outstanding extension of credit, the action would not reasonably be expected to have a material adverse effect on the Director or the business, results of operations or financial condition of any person or entity related to such Director.

Non-Credit Banking or Financial Products or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director procures non-credit banking or financial products or services from a Cullen/Frost Entity should not be deemed to be a material relationship if it (i) has been or will be offered in the ordinary course of the Cullen/Frost Entity’s business and (ii) has been or will be offered on terms and under circumstances that were or are substantially similar to those prevailing at the time for comparable non-credit banking or financial products or services provided by the Cullen/Frost Entity to other unrelated persons or entities.

Property or Services Relationships.    A proposed or outstanding relationship in which a Director or a person or Entity that is affiliated, associated or related to a Director provides property or services to a Cullen/Frost Entity should not be deemed to be a material relationship if the property or services (i) have been or will be procured in the ordinary course of the Cullen/Frost Entity’s business and (ii) have been or will be procured on terms and under circumstances that were or are substantially similar to those that the Cullen/Frost Entity would expect in procuring comparable property or services from other unrelated persons or entities.

Meetings of Non-Management Directors

Cullen/Frost’s non-management Directors meet in executive sessions without members of management present at each regularly scheduled meeting of the Board. The Lead Director and Chair of the Board’s Corporate Governance and Nominating Committee, who is currently Mr. Royce S. Caldwell, presides at the executive sessions.

Communications with Directors

The Board of Directors has established a mechanism for shareholders or other interested parties to communicate with the non-management Directors as a group and with the presiding non-management Lead Director. All such communications, which can be anonymous or confidential, should be addressed to the Board of Directors of Cullen/Frost Bankers, Inc., c/o Corporate Counsel, 100 West Houston Street, San Antonio, Texas 78205.

In addition, the Board of Directors has established a mechanism for shareholders or other interested parties that have concerns or complaints regarding accounting, internal accounting controls or auditing matters to communicate them to the Audit Committee. Such concerns or complaints, which can be anonymous or confidential, should be addressed to the Audit Committee of Cullen/Frost Bankers, Inc., c/o Corporate Counsel, 100 West Houston Street, San Antonio, Texas 78205.

For shareholders or other interested parties desiring to communicate with the non-management Directors, the presiding non-management Lead Director or the Audit Committee by e-mail, telephone or U.S. mail, please see the information set forth on Cullen/Frost’s website at www.frostbank.com. Alternatively, any shareholder or other interested party may communicate in writing by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. These communications can be anonymous or confidential.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which reaffirm Cullen/Frost’s commitment to having strong corporate governance practices. The Guidelines set forth, among other things, the policies of the Board with respect to Board composition, selection of Directors, retirement of Directors, Director orientation and continuing training, executive sessions of non-management Directors, Director compensation and Director responsibilities. The Guidelines are available on Cullen/Frost’s website at www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics to promote the highest legal and ethical business practices by Cullen/Frost. The Code applies to Directors and Cullen/Frost employees, including Cullen/Frost’s Chief Executive Officer, Chief Financial Officer and principal accounting officer. The Code addresses, among other things, honest and ethical conduct, accurate and timely financial reporting, compliance with applicable laws, accountability for adherence to the Code and prompt internal reporting of violations of the Code. The Code prohibits retaliation against any Director, officer or employee who in good faith reports a potential violation. The Code is available on Cullen/Frost’s website at www.frostbank.com or in print, to any shareholder making a request by contacting the Corporate Secretary, Stan McCormick at 100 West Houston Street, San Antonio, Texas 78205. As required by law, Cullen/Frost will disclose any amendments to or waivers from the Code that apply to its Chief Executive Officer, Chief Financial Officer and principal accounting officer by posting such information on its website at www.frostbank.com.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation and Benefits Committee Governance

Charter.    The Compensation and Benefits Committee’s charter is posted on Cullen/Frost’s website at www.frostbank.com.

Scope of authority.    The primary function of the Compensation and Benefits Committee (the Committee) is to assist the Board in fulfilling its oversight responsibility with respect to:

A.	establishing, in consultation with senior management, Cullen/Frost’s general compensation philosophy, and overseeing the development of Cullen/Frost’s compensation and benefits programs;

B.	overseeing the evaluation of Cullen/Frost’s executive management;

C.	reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives and setting the CEO’s compensation level based on this evaluation;

D.	making a recommendation to the Board with respect to, and if appropriate under the circumstances, approving on behalf of the Board, non-CEO Executive Officer compensation and any adoption of or amendment to a material compensation or benefit plan, including any incentive compensation plan or equity based plan;

E.	discharging any duties or responsibilities imposed on the Committee by any of Cullen/Frost’s compensation or benefit plans;

F.	providing oversight of regulatory compliance with respect to compensation matters;

G.	reviewing and making recommendations to the Board with respect to the components and amount of Board compensation in relation to other similarly situated companies. The Board retains the authority to set director compensation and to make changes to director compensation.

H.	preparing any report or other disclosure required to be prepared by the Committee for inclusion in Cullen/Frost’s annual proxy statement in accordance with applicable rules and regulations of the Securities and Exchange Commission; and

I.	preparing a summary of the actions taken at each Committee meeting to be presented to the Board at the next Board meeting.

Delegation authority.    While the Committee approves the annual normal grant of stock options and restricted stock/restricted stock units to officers, it delegates authority to the CEO to allocate a specified pool of stock options to address special needs as they arise.

Role of executive officers.    After consulting with Management’s compensation consultant, and with the Committee’s compensation consultant, the CEO recommends to the Committee base salary, target bonus levels, actual bonus payments and long-term incentive grants for Company officers. The Committee considers, discusses and modifies the CEO’s recommendations, as appropriate, and takes action on such proposals. The CEO does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determines the pay levels for the CEO to be ratified by the Board of Directors.

Role of compensation consultants.    Beginning in 2005, the Committee directly retained Aon Hewitt (formerly known as Hewitt Associates LLC) as its outside compensation consultant. During the course of 2010, the Committee, along with senior management, began to consider the benefits of retaining two different independent outside compensation consultants, one to advise the Committee and a separate one to advise Management. On October 1, 2010, the Committee engaged Meridian Compensation Partners, LLC (Meridian) to serve as its outside compensation consultant. Management continues to retain Aon Hewitt as its outside compensation consultant.

The role of the Committee’s independent consultant, Meridian, is to serve and assist the Committee in its review and oversight of executive and director compensation practices. The role of Management’s consultant, Aon Hewitt, is to assist the CEO and company Management in reviewing, assessing, and developing recommendations for the Company’s executive compensation programs.

The nature and scope of services rendered by Meridian on the Committee’s behalf is described below:

•	Review of competitive market pay analyses, as needed, including executive compensation benchmarking services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends;

•	Ongoing support with regard to the latest relevant regulatory, technical, and/or accounting considerations impacting compensation and benefit programs;

•	Assistance with the redesign of any compensation or benefit programs, if desired/needed;

•	Preparation for and attendance at selected management, committee, or Board of Director meetings; and

•	Other miscellaneous requests that occur throughout the year.

The Committee did not direct Meridian to perform the above services in any particular manner or under any particular method. The Committee has the final authority to hire and terminate its consultant, and the Committee evaluates the consultant annually.

Meridian did not provide any services for the Committee or the Company outside of the compensation consulting services outlined above.

Both the Committee’s Meridian consultant and the Company’s Aon Hewitt consultant attended all of the Committee meetings in 2011 and assisted the Committee with the market data and an assessment of executive compensation levels and program design, CEO compensation, and support on various regulatory and technical issues.

Compensation and Benefits Committee Interlocks and Insider Participation

Some of the members of the Compensation and Benefits Committee, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2010, transactions between these persons and such subsidiaries have occurred, including borrowings. In the opinion of management, all of the transactions have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2011.

Royce S. Caldwell, Committee Chairman

Ruben M. Escobedo

Karen E. Jennings

Charles W. Matthews

Compensation Discussion and Analysis

Executive Summary

We are a financial holding company, headquartered in San Antonio, Texas, with well over 100 financial centers throughout Texas. We provide a wide range of banking, investment and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, we have helped clients with their financial needs during three centuries. Over the years, we’ve grown a lot, but what hasn’t changed is our commitment to our values and to the relationships we’ve forged. Those relationships include our employees. We believe a key factor in our success is consistency—consistency in culture, philosophy, management and consistency in executive pay philosophy and practices.

At Cullen/Frost, we enjoy a strong history of sound and profitable performance. We believe everyone is significant at our Company and successful performance occurs when everyone works together as a team with common goals. As a result, our executive rewards programs tend to focus on total company success. At Cullen/Frost, we believe in providing a “square deal” for our shareholders, customers and employees. Therefore, we benchmark our executive rewards approximating the 50th percentile of the external market while taking into account various other influencing factors to include market conditions, company performance, internal equity, and individual experience levels among other things. Because we want our Company to continue to be a safe and sound place to do business, we strive to avoid excessive risk, and do not offer executive rewards programs that would encourage the taking of such risks. Further, the consistency and continuity of management serves to enhance our conservative risk profile. The average tenure with the Company of the five Named Executive Officers included in this proxy statement is in excess of 32 years. Finally, we believe we offer executive rewards that align management and shareholder interests.

2011 was a great year for Cullen/Frost. Our Company experienced strong earnings of $217.5 million, exceeding budgeted expectations, and our credit rating increased.

During 2011, the following decisions were made concerning compensation of the Named Executive Officers:

•	Increases to base pay approximating 3.5% effective January 1, 2012;

•	Annual bonus payments for 2011 performance paid in 2012 exceeding target by 5% due to the strong financial performance of our Company that exceeded budgeted expectations; and

•	Long-term incentive award grants consisting of stock options and restricted stock/restricted stock units at value levels generally consistent with prior years.

We believe that our executive rewards programs successfully balance elements of fixed compensation, short and long term incentives and benefit programs consistent with our core values of integrity, caring and excellence.

2011 Say On Pay Vote

The 2011 Annual Shareholders Meeting was held on April 28. This marked the first “Say on Pay” vote by shareholders of Cullen/Frost. The shareholders overwhelmingly showed their approval of the Company’s Executive Pay Programs with 97% of all votes cast being in favor of approval of the Executive Pay Programs. The Committee and the Board were very appreciative of the positive vote and the strong message it delivered. The strong shareholder support has reaffirmed the Committee’s approach to executive compensation philosophy and programs. Accordingly, for 2011, the Committee has continued to administer the same conservative reward programs and to demonstrate the same consistent pay philosophies that have been in place historically.

Also at the 2011 Annual Shareholders Meeting, shareholders were afforded the opportunity to vote on the frequency of upcoming “Say on Pay” votes. The Board recommended to the shareholders that the vote on approval of Executive Pay Programs be held annually. And again, the shareholders significantly supported the Board’s recommendation. The results of the shareholder vote were:

Frequency of “Say on Pay” Votes	Percent of Votes Cast
Annually	80%
Every Two Years	1%
Every Three Years	19%

Accordingly, the Committee has elected to give shareholders the opportunity to approve the Executive Pay Programs of Cullen/Frost on an annual basis.

Introduction

This discussion is included to provide the material information necessary to understand the objectives and policies of Cullen/Frost’s compensation program for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) and to describe how these policies were implemented for 2011 performance:

Richard W. Evans, Jr.	Chairman of the Board, Chief Executive Officer, and President of Cullen/Frost; Chairman of the Board and Chief Executive Officer of The Frost National Bank
Phillip D. Green	Chief Financial Officer of Cullen/Frost; Chief Financial Officer of The Frost National Bank
David W. Beck, Jr.	President and Chief Business Banking Officer of The Frost National Bank
Richard Kardys	Group Executive Vice President and Executive Trust Officer of The Frost National Bank
Paul Bracher	President and Executive Officer of Statewide Functions of The Frost National Bank

Objectives of the Compensation Program

The Cullen/Frost Compensation Program is administered by the Compensation and Benefits Committee (“Committee”). The objectives of the program are to:

•	Reward current performance;

•	Motivate future performance;

•	Encourage teamwork;

•	Remain competitive as compared to the external marketplace;

•	Maintain a position of internal equity;

•	Effectively retain Cullen/Frost’s executive management team; and

•	Increase shareholder value by strategically aligning executive management and shareholder interests.

Design of the Total Compensation Program and Overview of Compensation Decisions made in 2011

Pay Philosophy

In general, it is Cullen/Frost’s compensation philosophy to target aggregate executive compensation at the 50th percentile of the external market (as described below). Actual compensation paid to executives reflects the Company’s performance versus market and therefore may fall above or below the 50th percentile in a given year. In addition to external competitiveness, the Committee evaluates the following factors when making compensation decisions for executive officers:

•	Performance (Company, segment and individual);

•	Internal equity;

•	Experience;

•	Strategic importance;

•	Technical implications such as tax, accounting, and shareholder dilution; and

•	Advice from the independent compensation consultants.

The Committee does not assign a specific weighting to these factors and may exercise its discretion when making compensation decisions for Named Executive Officers.

When reviewing the components of the compensation program, the Committee, together with Mr. Evans and the Director of Human Resources, works to ensure the total package is competitive with the external marketplace and remains balanced from an internal equity standpoint. However, it is the total package that should be competitive, and not necessarily the individual elements.

Mr. Evans makes recommendations to the Committee on the pay levels of his direct reports for the Committee’s review and approval. Mr. Evans does not make recommendations to the Committee on his own pay levels. The Committee, in executive session and without members of Company management present, determined the pay levels for Mr. Evans to be ratified by the Board of Directors.

The Committee does not maintain a stated policy with regard to cash versus non-cash compensation. However, the allocation of cash and non-cash compensation for each of the Named Executive Officers is reviewed annually.

In general, the Committee does not take into account amounts realizable from prior compensation when making future pay decisions. However, grant date amounts and values are contemplated, particularly when establishing long-term incentive award grants. The Committee reviews a total compensation tally sheet for

Mr. Evans annually. Cullen/Frost uses the tally sheet to inform the Committee on Mr. Evans’ total compensation and accumulated wealth from the Company’s equity and retirement benefit plans.

In light of the volatility in the U.S. financial markets in the last several years and the concern over executive compensation among financial institutions, the Committee has taken the additional measure of meeting annually with senior officers, including the principal risk officer, as well as our compensation consultants, to discuss the risk profile of our total executive compensation program for Named Executive Officers. For 2011, the Committee determined that the total compensation program, which balances fixed compensation (base pay and retirement benefits) and various forms of shorter and longer term incentive pay (annual cash bonus and equity compensation), did not encourage excessive or unnecessary risks.

Benchmarking and Peer Companies

Under the direction of the Committee, Cullen/Frost, together with the Committee’s independent external compensation consultant, and management’s independent external compensation consultant conducts annual benchmarking of base pay, annual incentive pay, and long-term incentive pay. The competitiveness of other forms of pay is reviewed on a periodic basis, as determined by the Committee.

External market data is provided by the Company’s independent external compensation consultant, Aon Hewitt and is reviewed by the Committee’s independent external compensation consultant, Meridian Compensation Partners. The Committee believes that the external market should be defined as peer companies in the banking industry of a similar asset size to Cullen/Frost. For 2011, Aon Hewitt provided market data collected from public filings for the following 15 companies:

Associated Banc-Corp	Commerce Bancshares, Inc.	SVB Financial Group
Bancorpsouth Inc.	First Horizon National Corp	Synovus Financial Corp.
Bank of Hawaii Corporation	Firstmerit Corporation	TCF Financial Corporation
Cathay General Bancorp	Fulton Financial Corporation	Valley National Bancorp
City National Corporation	Susquehanna Bancshares, Inc.	Webster Financial Corporation

The peer group was developed based on the following criteria:

•

Size—Companies with assets comparable to Cullen/Frost, where the Company would approximate the peer group median. The median asset size of the peer group listed above was $17.5 billion as of December 31, 2010 as compared to Cullen/Frost’s asset size of $17.6 billion as of that same date.

•	Industry—Companies in the commercial banking industry sector.

•	Locality—Commercial banks headquartered across the United States.

•	Sample Size—A peer group with 15-20 companies.

Additionally, market data was collected by Aon Hewitt from multiple published survey sources representing national financial institutions of a similar asset size to Cullen/Frost. The Committee believes that the combination of peer company data and survey data reflects Cullen/Frost’s external market for business and executive talent. Accordingly, the Committee uses both of these sources when targeting Cullen/Frost’s executive target aggregate compensation at the 50th percentile of the external market. The Committee does not utilize any stated weighting of external market data relative to other factors to determine compensation levels of the Named Executive Officers. Instead, the Committee, together with Meridian Compensation Partners, evaluates the market data prepared by Aon Hewitt, along with the other factors listed previously to determine the appropriate compensation levels of the Named Executive Officers on an individual basis.

Relation of Pay Practices to Risk Management

Key elements of Cullen/Frost’s mission are to build long term relationships based on safe, sound assets. In support of its mission, our Company has long adhered to compensation policies and practices that are designed to support strong risk management. We pay base salaries to our employees that are competitive and that represent a significant portion of their compensation and, therefore, do not encourage excessive risk taking to increase compensation. We believe that our Company generally pays a greater share of total compensation to our employees in base salary than do our competitors. Cash incentive compensation, which represents a small percentage of the Company’s total revenue, is awarded to many employees within Cullen/Frost to encourage excellence in delivering value to our customers and sustained superior financial performance to our shareholders. As our Company is dedicated to relationship banking, incentives for business line employees typically emphasize such factors as the level of client contact and success in meeting clients’ overall needs, as well as production volume. We also note that our employees as a group, through long-term equity-based awards and investment in Company stock under the 401(k) Plan (described below) for Employees of Cullen/Frost and other holdings, are significant holders of Cullen/Frost stock. The Committee therefore does not believe that our compensation policies and practices encourage taking excessive or unnecessary risk. We regularly review all plans identified by human resources officers as potentially creating risk, regardless of magnitude, particularly with respect to executive officers. Based on the structure of our Company’s longstanding compensation policies and practices, the Committee believes that those compensation policies and practices are not reasonably likely to have a material adverse effect on Cullen/Frost.

Elements of the Compensation Program

To ensure achievement of the program objectives, compensation is provided to the Named Executive Officers in the following elements:

•	Base Pay;

•	Annual Incentive Pay;

•	Long-Term Incentive Pay;

•	Benefits;

•	Perquisites; and

•	Post-Termination Pay.

The purpose, design, determination of amounts, and 2011 pay decisions are described below.

Base Pay

Base pay is an important element of executive compensation because it provides executives with a base level of monthly income. As discussed in the Pay Philosophy section, internal and external equity, performance, experience, and other factors are considered when establishing base salaries. The Committee does not assign a specific weighting to these factors when making compensation decisions. Base salary changes are generally approved in October of each year and are effective January 1st of the following year. No specific weighting is targeted for base salaries as a percentage of total compensation.

During its Fall 2011 meeting, the Committee approved base pay increases for Mr. Evans and the other Named Executive Officers. The increases were based on external market data, internal equity, and each individual’s performance. The Committee observed that prior to the increases,

•	the base pay of Mr. Evans was slightly below the 50th percentile of the external market;

•	the base pay of Mr. Green was between the 50th percentile and the 75th percentile of the external market; and

•	the base pay levels for the remaining Named Executive Officers was slightly below the 50th percentile of the external market.

The base pay increases approved by the Committee became effective January 1, 2012 and approximated 3.5% of existing base pay, ranging from 3.2% to 4.0%. Base pay levels for 2011 can be seen in the Summary Compensation Table.

Annual Incentive Pay

Annual incentive pay is provided to Named Executive Officers to recognize achievement of annual financial targets and is paid in accordance with the quantitative and qualitative terms of the bonus plan for the Chief Executive Officer and the Management Bonus Plan, which covers the other Named Executive Officers. This award is paid in the form of a cash bonus.

The bonus plan for the Chief Executive Officer differs from that of the other Named Executive Officers. Both bonus plans are described in the sections that follow.

Bonus Plan for the Chief Executive Officer

Annually, during its first quarter meeting, the Committee establishes a cap tied to net income for the Chief Executive Officer’s bonus, thereby directly relating the reward of the executive to the performance of Cullen/Frost. This measurement has historically been 0.8% of net income. After the close of the fiscal year, the Committee then exercises only downward discretion to arrive at a bonus payment amount to Mr. Evans. Traditionally, the Committee has not paid a bonus at the full 0.8% of fiscal year net income, but closer to a target of 90% of his base salary earnings.

For 2011, the Committee again approved a cap of 0.8% of fiscal year net income for Mr. Evans’s bonus. To determine the bonus payment amount, the Committee exercises downward discretion based on the following qualitative measures approved by the Committee.

Performance Measures	Description
Operating Results	Provides direction to ensure that Cullen/Frost meets its financial goals, both in terms of achieving budgetary results and in its commitment to performance compared to its peers.

Leadership	Leads Cullen/Frost, setting a philosophy – based on the corporate culture – that is well understood, widely supported, consistently applied, and effectively implemented.

Strategic Planning	Establishes clear objectives and develops strategic policies to ensure growth in Cullen/Frost’s core business and expansion through appropriate acquisitions. Is committed to the utilization of advanced technology applications to support these growth goals, and maintains the long-term interest of Cullen/Frost in all actions.

Human Capital Management and Development

Ensures the effective recruitment of a diverse workforce, consistent retention of key employees and the ongoing motivation of all staff. Offers personal involvement in the recruiting process and provides feedback.

Communications	Serves as chief spokesperson for Cullen/Frost, communicating effectively with all of its stakeholders.

External Relations	Establishes and maintains relationships with the investment community to keep them informed on Cullen/Frost’s progress. Serves in a leadership role in civic, professional and community organizations. Reinforces key customer relationships through regular market visits and customer contacts.

Board Relations	Works closely with the Board of Directors to keep them fully informed on all important aspects of the status and development of Cullen/Frost. Facilitates the Board’s composition and committee structure, as well as its governance and any regulatory agency relations.

The Board must ratify the bonus payment amount determined by the Committee for Mr. Evans.

Cullen/Frost’s budget for a given year typically represents a meaningful increase in earnings per share over the previous year. In finalizing a budget, the current economic, regulatory and interest rate environments are considered as well as market expectations. The budget must be ratified by the Board of Directors. For 2011, the Company’s budgeted expectation for net income was $208.6 million. Actual performance for 2011 exceeded these expectations, as the company realized actual net income of $217.5 million.

At the October 2011 meeting, the Committee reviewed the competitiveness of the Chief Executive Officer’s bonus target and payment. The Committee focused its review on the competitiveness of the established bonus target of 90% of base pay. The target level appeared to be slightly less than prevailing target levels in the external market. Nonetheless, the Committee, employing its typical conservative nature, chose to maintain a 90% bonus target for the Chief Executive Officer.

For 2011, Cullen/Frost’s financial performance was strong and exceeded budgeted expectations as referenced above. In light of this, and taking into account the qualitative measures shown above, the Committee exercised downward discretion from the initial cap of 0.8% of net income. The Committee elected to pay a bonus to Mr. Evans of $784,350, or 5% over target. This was ratified by the Board of Directors on January 26, 2012, and can be seen in the Summary Compensation Table.

For 2012, the Committee has again approved a cap for Mr. Evans of 0.8% of fiscal year net income and a target of 90% of base salary earnings.

Bonus Plan for the Other Names Executives

The remaining Named Executive Officers participate in the Management Bonus Plan. Annually, a bonus pool is generated based on the financial performance of Cullen/Frost versus the budgeted expectations for the year. The Committee approves the corporate and individual objectives as well as the payment targets, which are expressed as a percentage of the executives’ base salary earnings for the year. There is not a stated cap on this plan. However, over the past decade, the most paid to any Named Executive Officer was 36% above target.

For 2011, Cullen/Frost established the following individual targets as a percentage of 2011 base salary earnings for the Named Executive Officers in the Management Bonus Plan:

Phillip D. Green	60%

David W. Beck, Jr.	50%

Richard Kardys	50%

Paul Bracher	50%

The individual targets are not formula driven. For all of the Named Executive Officers in the Management Bonus Plan, the targets are set at the discretion of the Chief Executive Officer and must be approved by the Committee. The bonus targets are based on external market data provided by Aon Hewitt, internal equity considerations, and strategic objectives for corporate performance. The targets are reviewed annually at the Fall meeting of the Committee and altered as deemed appropriate.

Payment amounts for the Named Executive Officers, with the exception of the Chief Executive Officer, are made based on recommendations of the Chief Executive Officer and approval of the Committee. Bonus amounts in excess of, or below target may be paid at the discretion of the Chief Executive Officer with the approval of the Committee. Before the Chief Executive Officer makes recommendations to the Committee regarding annual bonus payments for the other Named Executives, the Chief Executive Officer discusses these issues with Aon Hewitt and Meridian Compensation Partners. The Committee has the discretion to approve, disapprove or alter the Chief Executive Officer’s recommendations.

The primary criterion for bonus payments for the Named Executive Officers is the measurement of financial performance vs. budgeted net income for Cullen/Frost.

As previously stated, Cullen/Frost’s actual performance exceeded budgeted expectations for 2011. Based on this fact, the Chief Executive Officer recommended to the Committee that bonus payments be made to Mr. Green, Mr. Beck, Mr. Kardys and Mr. Bracher at 5% over target for 2011. The Committee approved this recommendation. The 2011 bonuses were paid in February of 2012 and can be seen in the Summary Compensation Table.

In October 2011, the Committee reviewed the competitiveness of each Named Executive’s incentive target level and determined that they are competitive. The Committee elected to maintain the existing target levels of the Named Executive Officers for 2012.

No specific weighting is targeted for annual incentive pay as a percentage of total compensation.

Long-Term Incentive Pay

Long-term incentives are awarded to the Named Executive Officers in an effort to align management and shareholder interests, ensure future performance of Cullen/Frost, enhance ownership opportunities, and increase shareholder value. Cullen/Frost maintains the 2005 Omnibus Incentive Plan (“Plan”) which was approved by shareholders and authorizes the granting of the following types of awards for executives:

•	Stock Options;

•	Stock Appreciation Rights;

•	Restricted Stock and Restricted Stock Units;

•	Performance Unit and Performance Share Awards;

•	Cash-Based Awards; and

•	Other Stock-Based Awards.

As shown in the Summary Compensation Table, long-term incentives are awarded to the Named Executive Officers in the form of stock options, restricted stock, and when appropriate, restricted stock units. The size of the grant is determined by the Committee, taking into account a variety of factors including grants from prior years, external market data, internal equity considerations, performance, overall share usage, shareholder dilution and cost. It has generally been the Committee’s practice to award long-term incentives in a combined package of approximately half stock options and half restricted stock or restricted stock units, based on the estimated economic value of awards on the date of grant. The weighting between stock options and restricted stock/restricted stock units allows Cullen/Frost to strike a balance between performance and retention and minimizes the impact to shareholder dilution.

Stock Options

Stock options are utilized to align management and shareholder interests and to reward executives with shareholder value creation. Stock options were granted at $48.00, the closing price on the date of grant, October 25, 2011. The options granted in 2011 vest 25% per year beginning on the first anniversary from the date of grant and have a life of ten years. Should the Named Executive Officer retire from the Company the options would continue to vest on the stated schedule, but the expiration date of the grant would become the earlier of the original expiration or five years from the date of retirement. The vesting schedule and life were strategically chosen to be competitive, enhance our retention efforts and help to manage shareholder dilution.

Restricted Stock/Restricted Stock Units

Historically, the Committee has granted shares of restricted stock to the Named Executive Officers. In 2010, the Committee made the decision to begin granting restricted stock units in place of restricted stock to those Named Executive Officers who are 60 years of age or older at the time of grant. This decision was made to prevent premature taxation of restricted shares at age 65 and to better align executive management and shareholder interests. Shares of restricted stock continue to be granted to the Named Executive Officers under the age of 60. During 2011, two of the Named Executive Officers, Mr. Evans and Mr. Kardys attained the age of 65. As a result, all unvested Restricted Shares awarded to Mr. Evans and to Mr. Kardys in 2007, 2008 and 2009 vested immediately and were released on their respective birthdays and became subject to taxation. The Restricted Units awarded to Mr. Evans and Mr. Kardys in 2010 remain subject to restrictions. The values realized by Mr. Evans and Mr. Kardys as a result of the vesting can be seen in the 2011 Options Exercised and Stock Vested Table.

Restricted Stock/Restricted Stock Units are granted to create an immediate link to shareholder interests, enhance ownership opportunities and to maintain a stable executive team. The awards granted in 2011 vest 100% four years from the date of the grant. This vesting schedule is both competitive and consistent with our traditional practice.

Stock Ownership Guidelines

While the Committee believes a significant portion of Named Executive Officers’ total compensation should be linked to Cullen/Frost’s stock price, no specific weighting is targeted for long-term incentive pay as a percentage of total compensation.

In its Fall 2011 meeting, the Committee reviewed the competitiveness of the long-term incentive program for the Named Executive Officers. External market data was once again heavily influenced by the unique economic environment. In reviewing peer data, the Committee observed:

•

An overall increase in grant date fair value of long-term incentive awards within the financial services industry made in 2010 and early 2011 versus the prior awards, largely due to stock prices beginning to recover;

•	Many companies continuing to address gaps created by stock price variability relative to grant values and the related effect on run rates and dilution levels; and

•

A great deal of variability in the delivery of long term incentives due to TARP related influences. These influences include both restrictions associated with current TARP participants, and those awards made by organizations upon exiting TARP that could be considered non-routine.

These combined factors resulted in continued variability in the delivery of long-term incentive awards and the associated values delivered as reflected in peer group data. The Committee strongly considered these external factors, along with internal factors such as equity, performance, share usage, dilution and cost to determine the 2011 long-term incentive grants.

In its review, the Committee observed that long-term incentive awards to all Named Executive Officers were above the 50th percentile of external market data due primarily to overall multi-year stock price declines of peer companies. The Committee determined that it was critical to continue to place a strong emphasis on future financial performance and increasing shareholder value, while offering a competitive total rewards package overall. In 2011, the Committee took into account the change in the market value of Company stock as compared the prior year, along with the Committee’s desire to maintain a similar award value, and in its discretion awarded an increased number of stock options to the Named Executive Officers. Additionally, the Committee elected to award to the Named Executive Officers, the same number of shares of restricted stock/restricted stock units as was awarded in 2010. The desired mix of half stock options and half restricted stock/units, based on the estimated economic value of the awards at the time of grant was maintained. The actual awards granted in 2011 can be seen in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Historically, the Committee has generally approved and granted long-term incentive awards to the Named Executive Officers and any other designated employees at the Fall meeting or at the hire date of new designated employees, as applicable. Cullen/Frost maintains no policy, whether official or unofficial, for timing the granting of stock options or other equity-based awards in advance of the release of material nonpublic information. Our practice has been to grant long-term incentive awards on the date of the Fall Committee meeting.

Benefits

Cullen/Frost provides a benefits package including health and welfare and retirement benefits to remain competitive with the market and to help meet the health and retirement security needs of our employees, including the Named Executives. The following table provides a brief summary of Cullen/Frost’s retirement benefit programs:

Retirement Benefit Plan	Purpose	Named Executive Officer Participation	All Employee Participation

401(k) Plan	A qualified plan to provide for the welfare and future financial security of the employee as well as align employee and shareholder interests.	✓	✓

Thrift Plan for the 401(k)	A non-qualified plan to provide benefits comparable to the 401(k) for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Profit Sharing Plan	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Profit Sharing Restoration Plan	A non-qualified plan that provides benefits comparable to the Profit Sharing Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

Retirement Plan[1]	A qualified plan to provide for the welfare and future financial security of the employee.	✓	✓

Retirement Restoration Plan[1]	A non-qualified plan to provide benefits comparable to the Retirement Plan for Named Executive Officers that would otherwise be reduced due to Internal Revenue Code limits.	✓

SERP	A non-qualified plan to provide target retirement benefits for Mr. Evans.	✓

Deferred Compensation Plan	A non-qualified plan to preserve Cullen/Frost’s tax deduction under Section 162(m), and to provide a vehicle for the deferment of nondeductible income.	✓

For a detailed description of the above referenced benefit plans, see the narrative following the 2011 Pension Benefits Table.

See the All Other Compensation Table for detail on benefits received by the Named Executive Officers.

1	Plan was frozen on December 31, 2001.

Perquisites

Cullen/Frost uses perquisites for Named Executive Officers to provide a competitive offering and conveniences. Below is a brief summary of the perquisites provided and the rationale for their use:

Physical Examinations

In order to ensure the continued health of our executive team, the Named Executive Officers were given the opportunity to undergo a thorough physical examination with the physician of their choice with the cost to be underwritten by Cullen/Frost.

Personal Financial Planning Services

To ensure the continued financial stability of our executive team, and to help maximize the amount executives realize from our compensation programs, the Named Executive Officers were given the opportunity to engage a financial advisor of their choice to provide personal financial planning services with the cost to be underwritten by Cullen/Frost subject to a cap.

Home Security Services

To ensure the safety of our executive team, home security services are provided in certain instances.

Club Memberships

Club memberships are provided to all the Named Executive Officers to be used at their discretion for both personal and business purposes. This provides the Named Executive Officers with the ongoing opportunity to network with other community leaders.

Use of Jet Aircraft

Through a provider in the fractional aircraft industry, Cullen/Frost has acquired 200 hours per year of jet aircraft usage. These hours are used by Mr. Evans in connection with his extensive business travel requirements. This service is provided to Mr. Evans to reduce travel time and related disruptions and to provide additional security, thereby increasing his availability, efficiency, and productivity. Mr. Evans has been authorized to use a portion of these hours for non-business purposes, which should generally not exceed ten percent of the available hours annually. While Mr. Evans did use the jet aircraft for non-business purposes during 2011, his usage was well below stated allowance, amounting to roughly 3% of the available hours annually. Additionally, Mr. Evans, along with Mr. Green, incurred imputed income in connection with family members accompanying them on business related travel. Imputed income rates are determined using the Standard Industry Fare Level (SIFL).

Life Insurance

Group life insurance is provided to the Named Executive Officers with a death benefit equal to three times base salary earnings for the most recent year, not to exceed $2,000,000. In addition, an Executive Life Insurance Policy is maintained for Mr. Evans with a death benefit of $1,000,000. See the All Other Compensation Table for more detail.

We do not pay tax reimbursements on perquisites.

The aggregate perquisite value received by each Named Executive Officer can be seen in the All Other Compensation Table.

Post-Termination Pay

Cullen/Frost has change-in-control agreements with all the Named Executive Officers as well as other key employees of the Company. The primary intent of these agreements is to:

•	help executives evaluate objectively whether a potential change in control is in the best interests of shareholders;

•	help protect against the departure of executives, thus assuring continuity of management, in the event of an actual or threatened merger or change in control; and

•	provide compensation and benefit protection following a change in control that is comparable to the protections available from competing employers.

Under the agreements, Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys could receive severance payments of three times base salary and target bonus, and Mr. Bracher could receive severance payments of two times base salary and target bonus, if their position were terminated by Cullen/Frost within two years following a change in control, if the termination is for reasons other than Cause, death, disability or retirement. “Cause” is generally defined in the agreements as an executive’s (1) willful and continued failure to substantially perform his duties after delivery of a written demand for substantial performance; (2) willful engagement in conduct materially injurious to Cullen/Frost; or (3) conviction of a felony. The Committee established the change-in-control benefits at their current level to be competitive and to provide executives with a level of pay and benefits comparable to what they had immediately prior to a change in control.

Change in control is generally considered in the agreements to be:

•	an acquisition of beneficial ownership of 20 percent or more of Cullen/Frost Common Stock by an individual, corporation, partnership, group, association, or other person;

•	certain changes in the composition of a majority of the Board of Directors; or

•	certain other events involving a merger or consolidation of Cullen/Frost or a sale of substantially all of its assets.

Further, the change-in-control agreements provide that the Named Executive Officers could receive severance payments if they terminate their employment for Good Reason within two years following a change-in-control. “Good Reason” is generally considered in the agreements as one or more of the following:

•	a significant change or reduction in the executive’s responsibilities;

•	an involuntary transfer of the executive to a location that is fifty miles farther than the distance between the executive’s current residence and Cullen/Frost’s headquarters;

•	a significant reduction in the executive’s current compensation;

•	the failure of any successor to Cullen/Frost to assume the executive’s change-in-control agreement; or

•	any termination of the executive’s employment that is not effected pursuant to a written notice which indicates the reasons for the termination.

The change-in-control agreements also provide for a continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three years for Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys and for two years for Mr. Bracher following termination of employment without cause or for good reason, as well as a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments.

Upon a change in control, all stock options would become immediately exercisable and all the vesting restrictions would lapse on all outstanding restricted shares and restricted stock units.

Under the change-in-control agreements, a change in control would have no impact on benefits available to Named Executive Officers under the frozen retirement and retirement restoration plans.

The Committee believes that the change-in-control agreements are consistent with our objective to remain competitive, as compared to the external marketplace, with our executive compensation program. The change-in-control agreements do not affect decisions to be made regarding other elements of compensation.

For detailed estimated payments upon a change in control, please see the Change-in-Control Payments Table.

There are no other severance policies or employment contracts in place for the Named Executive Officers. If any of the Named Executive Officers were to have their employment with Cullen/Frost severed, the Committee would make any post-termination pay determinations based on the individual situation(s).

Policy on 162(m)

Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to $1,000,000 in a taxable year for compensation paid to each “covered employee” of Cullen/Frost, which under Section 162(m), includes all the Named Executive Officers (other than our Chief Financial Officer), unless the compensation is “performance based”.

In order to preserve Cullen/Frost’s tax deduction, the Committee approved the Cullen/Frost Bankers, Inc. Deferred Compensation Plan For Covered Employees. In the event that a “covered employee’s” total compensation would exceed the amount deductible under Section 162(m), this plan allows the Committee, in its discretion, to defer cash components of the “covered employee’s” compensation until the plan year after he or she ceases to be a “covered employee” or upon his or her death or disability. Currently, Mr. Evans is the only “covered employee” participating in the plan.

For 2011, non-deductible compensation for Mr. Evans totaled approximately $4,000,000 and resulted primarily from compensation related to the vesting of Restricted Stock granted in 2007, 2008, and 2009. This vesting was the result of Mr. Evans reaching the age of 65 during 2011 as discussed previously. As the only cash component of Mr. Evans’s compensation subject to 162(m) is his base salary, the Committee did not in its discretion defer any of Mr. Evans’s 2011 compensation.

Also in 2011, there was additional non-deductible compensation paid to Mr. Kardys approximating $153,000. This was also the result of the vesting of Restricted Stock granted in 2007, 2008 and 2009. As discussed previously, the vesting was the result of Mr. Kardys reaching the age of 65 during 2011. As with Mr. Evans, the only cash component of Mr. Kardys’s compensation subject to 162(m) is his base salary, therefore the Committee did not in its discretion defer any of Mr. Kardys’s 2011 compensation.

Other Policies

Stock Ownership Guidelines

Historically, Cullen/Frost has not maintained a formal policy for executive stock ownership requirements. However, in its Fall 2011 meeting, the Committee approved a Stock Ownership Policy for Executive Officers and Directors. The guidelines approved by the Committee are:

Participant	Target Ownership Level
Chairman and Chief Executive Officer	Five times Base Salary
All Other Executive Officers	Three times Base Salary
Outside Directors	Five times Annual Cash Retainer

For purposes of determining stock ownership levels, the following forms of equity interests are included in stock ownership calculations:

•	Stock owned outright or under direct ownership control;

•	Unvested Restricted Stock and Unvested Restricted Stock Units;

•	Deferred Stock Units; and

•	Shares owned through Company retirement plans.

Participants are given up to five years from the date of initial approval of this policy to reach the guideline. Any new participants are given five years from the date they become an eligible participant to reach the guideline.

Participants’ actual ownership levels are compared to the stated guidelines by the Chairman of the Board and reviewed by the Committee annually.

Anti-Hedging Policy

Historically, Cullen/Frost has not maintained a formal anti-hedging policy. However, the Committee, in its discretion, authorized the development of an Anti-Hedging Policy for Directors and Executives during its January 2012 meeting. We anticipate providing a more detailed disclosure of the Anti-Hedging Policy as developed in the 2013 proxy statement.

Policy on Recovery of Awards

Cullen/Frost currently has no written policy with respect to recovery of awards when financial statements are restated. However, in the event of a restatement Cullen/Frost would recover any awards as required by applicable law.

Conclusion

We believe the 2011 Compensation Program was competitive from an external standpoint and equitable from an internal standpoint. In addition, we are satisfied that our objectives were met by the program. We fully anticipate continuing to administer an executive compensation program that is conservative, remaining consistent with our corporate philosophy.

2011 Compensation

2011 Summary Compensation Table

The Table below gives information on compensation for the CEO, the CFO and the other three most highly compensated executive officers of Cullen/Frost (collectively, the “Named Executive Officers”) for 2011.

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Richard W. Evans, Jr.	2011	830,000		1,071,360	790,640	784,350	1,017,415	235,726	4,729,490
Chairman and CEO,	2010	800,000		1,170,907	814,722	828,000	—	307,531	3,921,160
Cullen/Frost	2009	800,000		1,130,285	920,410	—	460,508	269,991	3,581,194

Phillip D. Green	2011	440,000		262,080	193,418	277,200	130,636	106,796	1,410,130
Chief Financial	2010	425,000		286,432	199,366	293,250	120,832	109,588	1,434,468
Officer, Cullen/Frost	2009	425,000		276,494	225,229	—	142,253	98,796	1,167,772

David W. Beck Jr.	2011	390,000		214,560	158,440	204,750	148,686	97,614	1,214,050
Chief Business	2010	375,000		234,496	163,309	215,625	146,841	122,694	1,257,965
Banking Officer,	2009	375,000		226,361	184,494	—	166,984	104,996	1,057,834
Frost Bank,
a Cullen/Frost subsidiary

Richard Kardys	2011	387,000		196,800	145,220	203,175	68,181	94,885	1,095,260
Group Executive Vice	2010	375,000		215,086	149,560	215,625	138,777	118,161	1,212,209
President, Financial	2009	375,000		207,624	168,961	—	150,143	108,489	1,010,217
Management Group,
Frost Bank,
a Cullen/Frost subsidiary

Paul Bracher	2011	387,000		172,800	127,523	203,175	79,684	72,317	1,042,498
President and	2010	375,000		188,856	131,321	215,625	71,866	85,739	1,068,407
Executive Officer of	2009	375,000		182,304	148,356	—	85,475	85,397	876,532
Statewide Functions, Frost Bank,
a Cullen/Frost subsidiary

1.	Amounts shown represent the FASB ASC Topic 718 grant date fair value of stock options, restricted stock and restricted stock units granted during 2011. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the associated assumptions used in the valuation of stock-based compensation awards.

2.	Amounts shown represent the combined change in value for both the Retirement Plan and the accompanying Retirement Restoration Plan, both of which were frozen on December 31, 2001. The change in value for Mr. Evans also includes an increase in the actuarial present value of the SERP benefit of $727,839 during 2011. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the associated assumptions used in the valuation of these benefits. There were no above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.

3.	This column includes other compensation not properly reported elsewhere in this table. The All Other Compensation Table that follows provides additional detail regarding the amounts in this column.

2011 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits(1)	Medical Exam Gross Up	Thrift Plan Match(2)	Group Term Life	Thrift Plan Gross Up	Executive Life Insurance(3)	Executive Life Insurance Gross Up	401-K Match	Profit Sharing Contribution(4)	Total
Richard W. Evans, Jr.	2011	36,363	—	35,100	10,562	—	19,000	—	14,700	120,000	235,726
	2010	30,177	—	33,300	9,504	—	19,000	—	14,700	200,850	307,531
	2009	22,862	—	33,300	9,504	—	19,000	—	14,700	170,625	269,991
Phillip D. Green	2011	30,266	—	11,700	3,381	—			14,700	46,750	106,796
	2010	10,679	—	10,800	3,999	—			14,700	69,410	109,588
	2009	8,577	—	10,800	3,999	—			14,700	60,720	98,796
David W. Beck Jr.	2011	10,044	—	8,700	7,920	—			14,700	56,250	97,614
	2010	11,193	—	7,800	8,316	—			14,700	80,685	122,694
	2009	6,885	—	7,800	4,773	—			14,700	70,838	104,996
Richard Kardys	2011	9,127	—	8,520	6,288				14,700	56,250	94,885
	2010	9,432	—	7,800	5,544	—			14,700	80,685	118,161
	2009	9,607	—	7,800	5,544	—			14,700	70,838	108,489
Paul Bracher	2011	4,493	—	8,520	3,354	—			14,700	41,250	72,317
	2010	4,267	—	7,800	1,794	—			14,700	57,178	85,739
	2009	10,503	—	7,800	1,794	—			14,700	50,600	85,397

1.	Amounts shown include the following perquisites, as applicable:

•	Personal Financial Planning Services;

•	Physical Examinations;

•	Home Security Services;

•	Club Memberships; and

•	Aircraft Usage.

Imputed Income rates associated with aircraft usage are determined using the Standard Industry Fare Level (SIFL).

2.	Cullen/Frost contributions to the Thrift Incentive Plan.

3.	Represents premiums paid on a $1,000,000 Executive Life Insurance Policy on Mr. Evans.

4.	Amounts shown include contributions to both the Profit Sharing Plan and the Profit Sharing Restoration Plan. Contributions for 2011 to the Profit Sharing Plan and the Profit Sharing Restoration Plan were made March 11, 2011 and were based on 2010 earnings.

2011 Grants of Plan-Based Awards

The following tables provide information concerning each grant of an award made to a Named Executive Officer in 2011 under the Cullen/Frost Bankers, Inc. 2005 Omnibus Incentive Plan:

2011 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Grant Date Fair Value of All Other Stock Awards $	All Other Option Awards: Number of Securities Underlying Options(2) (#)	Grant Date Fair Value of All Other Option Awards $	Exercise or Base Price of Option Awards ($/Sh)
		Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Richard W. Evans, Jr.	10/25/2011		747,000					22,320	1,071,360	75,950	790,640	48.00
Phillip D. Green	10/25/2011		264,000					5,460	262,080	18,580	193,418	48.00
David W. Beck Jr.	10/25/2011		195,000					4,470	214,560	15,220	158,440	48.00
Richard Kardys	10/25/2011		193,500					4,100	196,800	13,950	145,220	48.00
Paul Bracher	10/25/2011		193,500					3,600	172,800	12,250	127,523	48.00

1.	Amounts shown represent the grant date fair value of restricted stock awards and restricted stock unit awards granted on October 25, 2011, which are fully vested on the fourth anniversary of their grant date. Dividends are paid on awards of restricted stock at the same rate paid to all other stockholders generally, which was $0.45 per share in the first quarter of 2011 and $0.46 per share in the second, third and fourth quarters of 2011. Dividend-equivalent Payments are paid on awards of restricted stock units at the same rate as dividends paid to stockholders generally.

2.	Amounts shown represent the grant date fair value of stock option awards granted on October 25, 2011 at the closing price that day of $48.00. These options vest 25% per year beginning on the first anniversary of their grant date. The grant date fair value of stock options awarded to the Named Executive Officers in 2011 was $10.41 per share. See note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the associated assumptions used in the valuation of stock option awards.

Holdings of Previously Awarded Equity

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth outstanding equity awards held by each of the officers named in the Summary Compensation Table as of December 31, 2011:

Outstanding Equity Awards at Fiscal Year-End Table 2011

	Grant Date	Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Award Vesting Date
Richard W. Evans, Jr.	10/19/2005	55,000	—	—	50.01	10/19/15
	10/24/2006	55,000	—	—	57.88	10/24/16
	10/22/2007	80,000	—	—	48.85	10/22/17
	10/21/2008	60,000	20,000	—	52.44	10/21/18
	10/20/2009	29,034	29,036	—	50.64	10/20/19
	10/26/2010	14,517	43,553	—	52.46	10/26/20	22,320	1,180,951	—	—	10/26/14
	10/25/2011	—	75,950	—	48.00	10/25/21	22,320	1,180,951	—	—	10/25/15

							44,640	2,361,902
Phillip D. Green	10/19/2005	13,500	—	—	50.01	10/19/15
	10/24/2006	13,500	—	—	57.88	10/24/16
	10/22/2007	20,000	—	—	48.85	10/22/17
	10/21/2008	15,000	5,000	—	52.44	10/21/18	6,000	317,460	—	—	10/21/12
	10/20/2009	7,104	7,106	—	50.64	10/20/19	5,460	288,889	—	—	10/20/13
	10/26/2010	3,552	10,658	—	52.46	10/26/20	5,460	288,889	—	—	10/26/14
	10/25/2011	—	18,580	—	48.00	10/25/21	5,460	288,889	—	—	10/25/15

							22,380	1,184,126
David W. Beck, Jr.	10/19/2005	12,300	—	—	50.01	10/19/15
	10/24/2006	12,300	—	—	57.88	10/24/16
	10/22/2007	15,000	—	—	48.85	10/22/17
	10/21/2008	11,250	3,750	—	52.44	10/21/18	5,300	280,423	—	—	10/21/12
	10/20/2009	5,820	5,820	—	50.64	10/20/19	4,470	236,508	—	—	10/20/13
	10/26/2010	2,910	8,730	—	52.46	10/26/20	4,470	236,508	—	—	10/26/14
	10/25/2011	—	15,220	—	48.00	10/25/21	4,470	236,508	—	—	10/25/15

							18,710	989,946
Richard Kardys	10/19/2005	10,500	—	—	50.01	10/19/15
	10/24/2006	10,500	—	—	57.88	10/24/16
	10/22/2007	15,000	—	—	48.85	10/22/17
	10/21/2008	11,250	3,750	—	52.44	10/21/18
	10/20/2009	5,330	5,330	—	50.64	10/20/19
	10/26/2010	2,665	7,995	—	52.46	10/26/20	4,100	216,931	—	—	10/26/14
	10/25/2011	—	13,950	—	48.00	10/25/21	4,100	216,931	—	—	10/25/15

							8,200	433,862
Paul Bracher	10/19/2005	8,200	—	—	50.01	10/19/15
	10/24/2006	8,200	—	—	57.88	10/24/16
	10/22/2007	13,000	—	—	48.85	10/22/17
	10/21/2008	9,750	3,250	—	52.44	10/21/18	4,000	211,640	—	—	10/21/12
	10/20/2009	4,680	4,680	—	50.64	10/20/19	3,600	190,476	—	—	10/20/13
	10/26/2010	2,340	7,020	—	52.46	10/26/20	3,600	190,476	—	—	10/26/14
	10/25/2011	—	12,250	—	48.00	10/25/21	3,600	190,476	—	—	10/25/15

							14,800	783,068

1.	All options vest 25% per year beginning on the first anniversary of their grant date. Vesting dates for the various stock option grants shown above are as follows:

Grant Date	Portion Vesting		Vesting Date
10/19/2005	25 25 25 25	% % % %	10/19/2006 10/19/2007 10/19/2008 10/19/2009
10/24/2006	25 25 25 25	% % % %	10/24/2007 10/24/2008 10/24/2009 10/24/2010
10/22/2007	25 25 25 25	% % % %	10/22/2008 10/22/2009 10/22/2010 10/22/2011
10/21/2008	25 25 25 25	% % % %	10/21/2009 10/21/2010 10/21/2011 10/21/2012
10/20/2009	25 25 25 25	% % % %	10/20/2010 10/20/2011 10/20/2012 10/20/2013
10/26/2010	25 25 25 25	% % % %	10/26/2011 10/26/2012 10/26/2013 10/26/2014
10/25/2011	25 25 25 25	% % % %	10/25/2012 10/25/2013 10/25/2014 10/25/2015

2.	All restricted stock awards and restricted stock units fully vest on the fourth anniversary of their grant date. In the case of the restricted stock awards, should the Named Executive Officer reach the age of 65, the unvested shares vest immediately to coincide with the tax liability associated with the awards. In the case of the restricted stock units and only the units, should the Named Executive Officer retire at or above the age of 65, the units will vest at the earlier of four years from the grant date or three years from the date of retirement. As discussed previously, beginning in 2010, Named Executive Officers having attained the age of 60 on or before the time of grant, are awarded Restricted Stock Units as opposed to Restricted Shares.

2011 Option Exercises and Stock Vested

The following table sets forth the value realized by each of the officers named in the Summary Compensation Table in 2011 as a result of the vesting of stock awards in 2011. There were no exercises of stock options by any of the Named Executive Officers in 2011.

Option Exercises and Stock Vested Table 2011

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Richard W. Evans, Jr.	—	—	72,320	3,995,680
Phillip D. Green	—	—	5,800	282,170
David W. Beck Jr.	—	—	5,300	257,845
Richard Kardys	—	—	13,100	759,538
Paul Bracher	—	—	3,500	170,275

During 2011 both Mr. Evans and Mr. Kardys attained the age of 65. Accordingly, all outstanding unvested restricted stock awards (not restricted stock units) vested on their respective birthdays. For Mr. Evans, the following Stock Awards vested:

Number of Shares	Grant Date	Market Value on Date of Vest
25,000	10/22/2007	1,381,250
25,000	10/21/2008	1,381,250
22,320	10/22/2009	1,233,180

For Mr. Kardys, the following stock Awards vested:

Number of Shares	Grant Date	Market Value on Date of Vest
4,500	10/22/2007	260,910
4,500	10/21/2008	260,910
4,100	10/22/2009	237,718

The Named Executive Officers did not defer receipt of any amount on exercise or vesting of awards.

The Named Executive Officers did not transfer any awards for value.

2011 Post-Employment Benefits

Pension Benefits

The following table details the defined benefit plans in which each of the officers named in the Summary Compensation Table in 2011 participates:

Pension Benefits Table 2011

Name	Plan Name	Number of Years of Credited Service(2) #	Present Value of Accumulated Benefits ($)(3)	Payments During Last Fiscal Year ($)
Richard W. Evans, Jr. Phillip D. Green David W. Beck Jr. Richard Kardys Paul Bracher	Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	30.8334	934,318	0
		21.4167	441,115	0
		25.5833	763,622	0
		24.8334	759,984	41,816
		20.3334	377,176	0

Richard W. Evans, Jr. Phillip D. Green David W. Beck Jr. Richard Kardys Paul Bracher	Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated)(1)(4)	30.8334	4,335,048	0
		21.4167	602,583	0
		25.5833	635,220	0
		24.8334	639,050	35,035
		20.3334	219,996	0

Richard W. Evans, Jr.	Cullen/Frost Bankers, Inc. Supplemental Executive Retirement Plan(4)	40.7500	1,629,781	0

1.	This plan was frozen for new participants and benefit accrual for existing participants on December 31, 2001.

2.	Because both the Retirement Plan and the Retirement Restoration Plan were frozen as of December 31, 2001, the number of years of credited service shown above for each Named Executive Officer is also as of that date. At the time these plans were frozen, Cullen/Frost adopted the defined contribution Profit Sharing Plan and the accompanying nonqualified Profit Sharing Restoration Plan.

3.	See Note 11 to the Consolidated Financial Statements in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the associated assumptions used in the calculation of the present value of the accumulated benefits.

4.	Under the terms of the Retirement Plan, all of the Named Executive Officers are eligible for early retirement. Eligibility for early retirement is defined as age 55 or older with five years of service.

Profit Sharing Plan

On January 1, 2002, Cullen/Frost adopted a qualified profit sharing plan that replaced its defined benefit plan. The Profit Sharing Plan is a tax-qualified defined contribution retirement plan that covers all employees, including the Named Executive Officers, who have completed at least one year of service, are age 21 or older, and are otherwise eligible for benefits. All contributions to the plan are made at the discretion of the Chief Executive Officer based upon Cullen/Frost’s fiscal year profitability, and are not formula driven. Contributions are allocated to eligible participants pro rata, based upon compensation, age and other factors. Historically, contributions, subject to IRS limits, have approximated 2% of eligible salaries, which is generally defined as base salary plus cash incentives plus percentage adjustments for certain age levels. In addition, for those employees who attained the age of 45 prior to January 1, 2002 and who were participants in the now frozen Retirement Plan, an additional contribution, subject to IRS limits, is made based on age and years of service. Plan participants self-direct the investment of allocated contributions by choosing from a menu of investment options. Account assets are subject to withdrawal restrictions and participants vest in their accounts after three years of service. There were no distributions made during 2011 to the Named Executive Officers from the Profit Sharing Plan.

Profit Sharing Restoration Plan

Cullen/Frost maintains a separate nonqualified profit sharing plan for certain employees whose participation in the tax-qualified Profit Sharing Plan is limited by IRS rules. Contributions to the Profit Sharing Restoration Plan are made using the same approach as contributions to the Profit Sharing Plan but for eligible compensation dollars earned in excess of IRS limits. Distributions under this plan are made at the same time and in the same form as under the Profit Sharing Plan. There were no distributions made during 2011 to the Named Executive Officers from the Profit Sharing Restoration Plan.

Retirement Plan

The tax-qualified Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), is a defined benefit plan that was frozen on December 31, 2001. This frozen plan provides, subject to IRS limits, a monthly benefit based on a formula-driven percentage of an eligible employee’s final average compensation, based on the highest three years of compensation in the last ten years of service prior to January 1, 2002, and years of credited service as of that date. Participants in this plan are fully vested in their accrued benefits upon attaining age 65 or after five years of service, whichever occurs first. Richard Kardys is the only Named Executive Officer who received payments under this plan and the accompanying Retirement Restoration Plan in 2011. Mr. Kardys commenced his benefits under this plan upon attaining the age of 65 during 2011.

Retirement Restoration Plan

The nonqualified Restoration of Retirement Income Plan for Participants in the Retirement Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (as amended and restated), which was also frozen on December 31, 2001, exists to provide benefits comparable to the Retirement Plan for those named employees whose participation in the Retirement Plan is limited by IRS rules.

SERP

Cullen/Frost maintains a nonqualified Supplemental Executive Retirement Plan (SERP) to provide target retirement benefits, as a percentage of annual cash compensation, defined as base salary earnings plus bonus earnings, beginning at age 55 for Mr. Evans. The target percentage is 45% of annual cash compensation at age 55, increasing to 60% at age 60 and later. Benefits under the SERP are reduced dollar-for-dollar by benefits received under the Retirement Plan, the Retirement Restoration Plan, and any Social Security benefits. SERP benefits will also be reduced by the annuity equivalent of any account balance in the Profit Sharing Plan and the Profit Sharing Restoration Plan at retirement.

401(k) Plan

Cullen/Frost maintains a 401(k) plan (the “401(k) Plan”) that permits each participant to make before- or after-tax contributions in an amount not less than 2% of eligible compensation and not exceeding 20% of eligible compensation and subject to dollar limits from IRS rules. Cullen/Frost matches 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of eligible compensation. Eligible employees must complete 90 days of service in order to enroll and vest in Cullen/Frost’s matching contributions immediately. Cullen/Frost’s matching contribution is initially invested in Cullen/Frost Common Stock. However, employees may immediately reallocate Cullen/Frost’s matching portion, as well as invest their individual contribution in a variety of investment alternatives offered under the 401(k) Plan.

Thrift Incentive Plan

Cullen/Frost maintains a nonqualified thrift incentive plan for certain employees whose participation in the 401(k) Plan is limited by IRS rules as an alternative means of receiving comparable benefits. Cullen/Frost uses a similar approach to contributions to the Thrift Incentive Plan as used in the 401(k) Plan, matching 100% of the employee’s contributions to the plan based on the amount of each participant’s contributions up to a maximum of 6% of base salary only. Amounts are distributed to participants at the end of each calendar year.

Nonqualified Deferred Compensation Plan

In order to help preserve Cullen/Frost’s tax deduction under Section 162(m) of the Internal Revenue Code, the Committee has approved a nonqualified Deferred Compensation Plan for the Chief Executive Officer and the next three highest paid executive officers, other than the Chief Financial Officer, of Cullen/Frost (the “Covered Employees”). This plan requires that certain components of the compensation of a Covered Employee that would exceed the deductible amount under Section 162(m) of $1,000,000 be deferred until the plan year after he or she ceases to be a Covered Employee or until his or her death or disability. Interest is accrued for account balances in this plan at prime rate. Mr. Evans is the only Covered Employee participating in the plan. Payments made to Mr. Evans under the Non-equity Incentive Plan are excluded from the provisions of Section 162(m). Therefore, during 2011, there were no deferrals made on Mr. Evans’s behalf. Details regarding Mr. Evans’s participation in the plan are set forth in the following table:

2011 Nonqualified Deferred Compensation Plan

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawls/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Richard W. Evans, Jr.			14,490		453,734
Phillip D. Green
David W. Beck Jr.
Richard Kardys
Paul Bracher

Potential Payments on Termination

As discussed previously in the Compensation Discussion and Analysis section of this proxy, under the existing change-in-control agreements, each Named Executive Officer could receive severance payments representing a multiple of base salary and target bonus plus a prorated bonus payment if his position were terminated by Cullen/Frost without “Cause” or by the Named Executive Officer for “Good Reason” within two years following a change in control. Multiples are shown below:

Richard W. Evans, Jr.	Three Times
Phillip D. Green	Three Times
David W. Beck, Jr.	Three Times
Richard Kardys	Three Times
Paul Bracher	Two Times

The severance payment would be made in a lump sum. In addition, the plan calls for a continuation of welfare benefits for three years, and two years in the case of Mr. Bracher, as discussed previously in the Compensation Discussion and Analysis. Where applicable, any potential payments under the change-in-control agreements would be made in compliance with Section 409(A) of the Internal Revenue Code, which may require certain payments made on separation of service to be deferred for six months. The existing agreements also provide for a tax gross-up payment in an amount necessary to make the executive whole for any excise taxes paid as a result of the severance payments and benefits and any accelerated vesting of equity-based awards in connection with a change in control. As shown in the table below, as of December 31, 2011, there would have been no excise tax or related tax gross-up payment made had there been a change in control.

There are no other severance policies or employment contracts in place for the Named Executive Officers and, generally, vesting of unvested stock options and restricted stock/restricted stock unit awards will not accelerate upon termination other than in the event of a change in control or in certain circumstances following retirement of the Named Executive Officer after attaining the age of 65.

For calculation purposes the change in control and termination of employment are assumed to have occurred on December 30, 2011, the last business day of the year. The closing price of the stock on December 30, 2011, $52.91, was used to calculate the value of the Unvested Stock Option Spread and the value of the Unvested Restricted Stock Awards and Unvested Restricted Stock Units.

Change in Control Payments

Name	Cash(1)	Equity(2)	Pension/ NQDC	Perquisites/ Benefits(3)	Tax Reimbursement(4)	Other	Total
Richard W. Evans, Jr.	5,478,000	2,829,727	—	24,177	—	—	8,331,904
Phillip D. Green	2,376,000	1,298,631	—	22,229	—	—	3,696,860
David W. Beck Jr.	1,950,000	1,083,579	—	23,590	—	—	3,057,169
Richard Kardys	1,935,000	519,816	—	16,963	—	—	2,471,779
Paul Bracher	1,354,500	858,526	—	15,588	—	—	2,228,614

1.	The amounts shown above as cash for Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys represent the base salary and target bonus multiplied by three plus the prorated target bonus. The amount shown above as cash for Mr. Bracher represents the base salary and target bonus multiplied by two plus the prorated target bonus.

2.	The amounts shown above represent the difference between the grant price and the closing market price on December 30, 2011 on the unvested shares of stock options along with the value of all unvested restricted shares/units as of December 30, 2011 using the closing market price on December 30, 2011 of $52.91.

3.	The amounts shown above represent the value of personal benefits as well as health and welfare benefits multiplied by three times for Mr. Evans, Mr. Green, Mr. Beck and Mr. Kardys, and multiplied by two times for Mr. Bracher.

4.	Based on the assumptions described above, none of the payments and benefits that would have been payable to the Named Executive Officers under the change-in-control agreements or other plans would have exceeded the Internal Revenue Code Section 280G safeharbor limit. As a result, the payments and benefits described above would not have been subject to an excise tax under Internal Revenue Code Section 4999. Accordingly, no excise tax gross-up payments would have been payable under the change-in-control agreements.

5.	As discussed in the preceding narrative, all elements of severance pay and benefits available to the Named Executive Officers under the change-in-control agreements are attributable to “double trigger” arrangements.

Executive Stock Ownership

The table below lists the number of shares of Cullen/Frost Common Stock beneficially owned by each of the Named Executive Officers and by all Directors, nominees, and Named Executive Officers of Cullen/Frost as a group:

	Shares Owned(1)
Name	Amount and Nature of Beneficial Ownership(2)		Percent
Richard W. Evans, Jr.	849,414	(3)	1.39%
Phillip D. Green	181,278	(4)	0.30%
David W. Beck, Jr.	84,101		0.14%
Richard Kardys.	205,933		0.34%
Paul H. Bracher	144,319	(5)	0.24%
All Directors, nominees and executive officers as a Group (21 persons).	3,606,430	(6)	5.89%

(1)	Beneficial ownership is stated as of December 31, 2011. The owners have sole voting and investment power for the shares of Cullen/Frost Common Stock reported unless otherwise indicated. Beneficial ownership includes the following shares that the individual had a right to acquire pursuant to stock options exercisable within sixty (60) days from December 31, 2011: Mr. David W. Beck, Jr. 59,580; Mr. Paul H. Bracher 46,170; Mr. Richard W. Evans, Jr. 293,552; Mr. Phillip D. Green 72,657; Mr. Richard Kardys 55,245, and all Directors, nominees and executive officers as a group 775,160.

(2)	Includes the following shares allocated under the 401(k) Stock Purchase Plan for which each beneficial owner has both sole voting and sole investment power: Mr. David W. Beck, Jr. 1,278; Mr. Paul H. Bracher 27,873; Mr. Richard W. Evans, Jr. 52,367; Mr. Phillip D. Green 31,646, and Mr. Richard Kardys 31,216.

(3)	Includes 120,003 shares held by a family limited partnership of which the general partner is a limited liability company of which Mr. Richard W. Evans, Jr. is the sole manager.

(4)	Includes 1,100 shares held by Mr. Green’s wife and 11,100 shares held by Mr. Green in six trusts for his children.

(5)	Includes 425 shares held by Mr. Bracher’s son.

(6)	Includes 700,844 shares for which Directors, nominees and executive officers share voting power and investment power with others. Also includes 240,965 shares allocated under the 401(k) Stock Purchase Plan for which the executive officers have both sole voting power and sole investment power.

PRINCIPAL SHAREHOLDERS

At December 31, 2011, the only persons known by Cullen/Frost, based on public filings, to be the beneficial owners of more than 5% of the outstanding Common Stock of Cullen/Frost were as follows:

	Voting Authority				Investment Authority				Amount of Beneficial Ownership		Percent of Class
Name and Address	Sole	Shared		None	Sole	Shared	None

Cullen/Frost Bankers, Inc. P. O. Box 1600 San Antonio, Texas 78296	433,780	9,500	(2)	1,479,105	408,310	34,819	1,479,256	(2)	5,278,146	(1)	8.6%

BlackRock Inc. 40 East 52nd Street New York, New York 10022	3,421,449	-0-		-0-	3,421,449	-0-	-0-		3,421,449	(3)	5.59%

(1)	Cullen/Frost owns no securities of Cullen/Frost for its own account. All of the shares are held by Cullen/Frost’s subsidiary bank, Frost Bank. Frost Bank has reported that the securities registered in its name as fiduciary, or in the names of various of its nominees are owned by many separate accounts. The accounts are governed by separate instruments, which set forth the powers of the fiduciary with regard to the securities held.

(2)	Does not include 3,355,761 shares held by participants in the Cullen/Frost 401(k) Stock Purchase Plan.

(3)	Based upon information in Schedule 13G filed on February 13, 2012, reporting ownership as of December 31, 2011.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Some of the Directors and executive officers of Cullen/Frost, and some of their associates, are current or past customers of one or more of Cullen/Frost’s subsidiaries. Since January 1, 2011, certain transactions, including borrowings, between these persons and such subsidiaries have occurred. In particular, the offices of the Hulen Financial Center of Frost Bank in Fort Worth, Texas are leased on a long-term basis from 4200 South Hulen Partners, L.P., a Texas limited partnership, of which Mr. R. Denny Alexander, a Director of Cullen/Frost, owns a 13.3% interest and is the managing general partner. During 2011, lease payments of $898,021.00 were made by Frost Bank and Frost Insurance Agency, Inc. to 4200 South Hulen Partners, L.P. Also, the offices of the North Hulen Motor Bank of Frost Bank in Forth Worth, Texas are leased on a long-term basis from Edwards Geren Limited, a Texas limited partnership, of which Mr. Crawford H. Edwards, a Director of Cullen/Frost, is the General Manager with a 0.593% interest. These offices were the headquarters of Overton Bancshares, Inc., which Cullen/Frost acquired in 1998. Cullen/Frost assumed this lease in the acquisition and has maintained it since. During 2011, lease payments of $34,100.00 were made by Frost Bank to Edwards Geren Limited. Additionally, two siblings of Patrick B. Frost serve in non-executive positions of The Frost National Bank and received cash compensation in 2011 in an aggregate amount of approximately $556,000. In addition, they received stock option grants with an aggregate grant date fair value of approximately $110,000. The compensation of Mr. Frost’s siblings is in accordance with the company’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Mr. Frost does not have a material interest in the employment relationships of his siblings nor do any of them share a household with Mr. Frost. In the opinion of management, all of the foregoing transactions, including borrowings, have been in the ordinary course of business, have had substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present other unfavorable features. Additional transactions may take place in the future.

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions

The Board of Directors has adopted a written related-party transaction policy. Cullen/Frost regularly monitors its business dealings and those of its Directors and executive officers to determine whether any existing or proposed transactions would constitute a related-party transaction requiring approval under this policy. In addition, our Code of Business Conduct and Ethics requires Directors and executive officers to notify Cullen/Frost of any relationships or transactions that may present a conflict of interest, including those involving family members. Our Directors and executive officers are also required to complete a questionnaire on an annual basis designed to elicit information regarding any such related-party transactions.

When Cullen/Frost becomes aware of a proposed or existing transaction with a related party, Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with management and external counsel, as appropriate, determines whether the transaction would constitute a related-party transaction requiring approval under this policy. If such a determination is made, management and Cullen/Frost’s Corporate Counsel/Corporate Secretary, in consultation with external counsel, determine whether, in their view, the transaction should be permitted, whether it should be modified to avoid any potential conflict of interest, whether it should be terminated, or whether some other action should be taken. Such action is then referred to Cullen/Frost’s Corporate Governance and Nominating Committee at its next meeting (or earlier, if appropriate), for review and final determination as it deems appropriate.

In determining whether to approve a related-party transaction, the Corporate Governance and Nominating Committee will consider, among other factors, the following:

•	whether the terms of the transaction are fair to Cullen/Frost and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Cullen/Frost to enter into the transaction;

•	whether the transaction would impair the independence of an outside director; and

•

whether the transaction would present an improper conflict of interest for any related party of Cullen/Frost, taking into account the size of the transaction, the overall financial position of the related party, the direct or indirect nature of the related party’s interest in the transaction, and the ongoing nature of any proposed relationship.

Any member of the Corporate Governance and Nominating Committee who has an interest in the transaction under discussion will abstain from voting on the approval of the transaction, but may, if so requested by the Chairperson of the Committee, participate in some or all of the Committee’s discussions of the transaction.

SELECTION OF AUDITORS

(Item 2 On Proxy Card)

The Board of Directors recommends that the shareholders of Cullen/Frost ratify the selection of Ernst & Young LLP, certified public accountants, as independent auditors of Cullen/Frost. Ernst & Young LLP have audited the financial statements of Cullen/Frost since 1969.

Neither Cullen/Frost’s Articles of Incorporation nor its Bylaws require that the shareholders ratify the selection of Ernst & Young LLP as its independent auditors. Cullen/Frost is doing so because it believes it is a matter of good corporate practice. Should the shareholders not ratify the selection, the Audit Committee will reconsider its determination to retain Ernst & Young LLP, but may elect to continue to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that the change would be in the best interests of Cullen/Frost and its shareholders.

The following table provides information on fees paid by Cullen/Frost to Ernst & Young LLP.

Fees Paid To Independent Auditors

	2011	2010
Audit Fees(1)	$778,070	$752,250
Audit-Related Fees(2)	$125,775	$106,220
Tax Fees(3)	$48,425	$22,700
All Other Fees	$0	$0

Total Fees	$952,270	$881,170

(1)	Audit fees include fees for the audit of management’s assessment of the effectiveness of Cullen/Frost’s internal control over financial reporting.

(2)	Audit-related fees are fees for audits of employee benefit plans and internal control reviews of Trust Department operations.

(3)	Tax fees during 2010 include fees for review of the tax return, preparation of the Form 5500 for the employee retirement plan, and consultation and technical advice on tax matters. The 2011 tax fees include fees associated with tax compliance and consulting services. Tax compliance services include the preparation of Federal income tax and Texas franchise tax returns, including estimated tax payments and extension requests. Tax consulting services include routine tax advice and consultation.

The Audit Committee pre-approves each audit and non-audit service provided to Cullen/Frost by Ernst & Young LLP. Pursuant to the Audit Committee’s charter, the Audit Committee has delegated to each of its members the authority to pre-approve any audit or non-audit service to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

Representatives from Ernst & Young LLP are not expected to be present at the Annual Meeting. If any shareholder desires to ask Ernst & Young LLP a question, management will ensure that the question is sent to Ernst  & Young LLP and that an appropriate response is made directly to the shareholder.

NONBINDING APPROVAL OF EXECUTIVE COMPENSATION

(Item 3 On Proxy Card)

Section 14A of the Securities Exchange Act of 1934, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act requires that issuers permit a separate nonbinding “say on pay” shareholder vote to approve the compensation of executives at least every three years. The Board of Directors has determined that, consistent with the nonbinding resolution adopted by the shareholders at the 2011 annual meeting of shareholders, this vote should take place every year.

The proposal gives shareholders the opportunity to vote for or against the following resolution:

“RESOLVED, that the compensation paid to the Cullen/Frost Bankers, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Your vote is advisory, which means it will not be binding upon the Board of Directors and will not overrule any decision by the Board of Directors. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

We encourage you to carefully review the “Compensation Discussion and Analysis” and “2011 Compensation” sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

Our compensation policies and procedures are designed to pay for performance in a way that is strongly aligned with the long-term interests of our shareholders. The Compensation and Benefits Committee, which is composed entirely of independent Directors, in consultation with a leading human resources consulting firm, oversees our executive compensation program. (For more information regarding the Compensation and Benefit Committee’s use of consultants, please see Role of Compensation Consultants on page 16.) The Committee continually monitors our policies to ensure that they continue to reward executives for results that are consistent with shareholder interests and strong risk management.

Our Board of Directors and our Compensation and Benefits Committee believe that our commitment to these responsible compensation practices justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this proxy statement.

The Board of Directors recommends you vote “FOR” this Proposal 3.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of: (i) the integrity of Cullen/Frost’s financial statements; (ii) Cullen/Frost’s compliance with legal and regulatory requirements; (iii) the independent auditors’ qualifications and independence; and (iv) the performance of the independent auditors and Cullen/Frost’s internal audit function. The Audit Committee operates pursuant to a written charter that is available at www.frostbank.com or in print by contacting the Corporate Secretary, Stan McCormick, at 100 West Houston Street, San Antonio, Texas 78205. The Committee met six times in 2011. The Board has determined that each member of the Audit Committee is independent within the meaning of the NYSE’s rules and the SEC’s rules. The Board has also determined that each member of the Audit Committee is “financially literate” and that at least one member of the Audit Committee has “accounting or related financial management expertise,” in each case within the meaning of the NYSE’s rules. In addition, the Board has determined that Mr. Ruben M. Escobedo is an “audit committee financial expert” within the meaning of the SEC’s rules.

Management of Cullen/Frost is responsible for the preparation, presentation, and integrity of Cullen/Frost’s financial statements, for the effectiveness of internal control over financial reporting, and for the maintenance of appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Cullen/Frost’s financial statements, for expressing an opinion as to conformity with generally accepted accounting principles, and for auditing management’s assessment of internal control over financial reporting. Members of the Audit Committee are not full-time employees of Cullen/Frost and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Accordingly, as described above, the Audit Committee provides oversight of the responsibilities of management and the independent auditors.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communications With Those Charged With Governance, as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, as currently in effect, and has discussed with the independent auditors the independent auditors’ independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Cullen/Frost’s Annual Report on Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission.

Ruben M. Escobedo, Committee Chairman

Royce S. Caldwell

David J. Haemisegger

Richard M. Kleberg, III

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Cullen/Frost’s Directors and executive officers to file reports with the Securities and Exchange Commission and the NYSE relating to their ownership and changes in ownership of Cullen/Frost’s Common Stock. Based on information provided by Cullen/Frost’s Directors and executive officers and a review of such reports, Cullen/Frost believes that all required reports were filed on a timely basis during 2011, except one late filing with respect to an exercise of stock options made by Mr. Carlos Alvarez.

SHAREHOLDER PROPOSALS

To be eligible under the Securities and Exchange Commission’s shareholder proposal rule (Rule 14a-8) for inclusion in Cullen/Frost’s proxy statement, proxy card, and presentation at Cullen/Frost’s 2012 Annual Meeting of Shareholders (currently scheduled to be held on April 25, 2013), a proper shareholder proposal must be received by Cullen/Frost at its principal offices no later than November 19, 2012. For a proper shareholder proposal submitted outside of the process provided by Rule 14a-8 to be eligible for presentation at Cullen/Frost’s 2012 Annual Meeting, timely notice thereof must be received by Cullen/Frost not less than 60 days nor more than 90 days before the date of the meeting (for an April 25, 2013 meeting, the date on which the 2012 Annual Meeting is currently scheduled, notice is required no earlier than January 25, 2013 and no later than February 24, 2013). The notice must be in the manner and form required by Cullen/Frost’s Bylaws. If the date of the 2012 Annual Meeting is changed, the dates set forth above may change.

OTHER MATTERS

Management of Cullen/Frost knows of no other business to be presented at the meeting. If other matters do properly come before the meeting, the enclosed proxy confers discretionary authority on the persons named as proxies to vote the shares represented by the proxy as to those other matters.

By Order of the Board of Directors,

STANLEY E. McCORMICK, JR.

Executive Vice President

Corporate Counsel and Secretary

Dated: March 19, 2012

A copy of Cullen/Frost’s 2011 Annual Report on Form 10-K is available without charge (except for exhibits, which are available upon payment of a reasonable fee) upon written request to Cullen/Frost Bankers, Inc., Attention: Greg Parker, 100 West Houston Street, San Antonio, Texas 78205. Shareholders may obtain copies of Cullen/Frost’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, as well as the charters for its Audit Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee, by writing to the same address. In addition, copies are available on Cullen/Frost’s website at www.frostbank.com.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

Cullen/Frost Bankers, Inc.

INTERNET http://www.proxyvoting.com/cfr Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

18640

‚  FOLD AND DETACH HERE  ‚

Management recommends a vote FOR Proposals 1, 2 and 3.	Please mark your votes as indicated in this example	☒

1.	Election of Directors:				FOR all nominees listed to the left	WITHHOLD AUTHORITY to vote for all nominees listed to the left	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
	Nominees:
	01 02 03 04	R. Denny Alexander Carlos Alvarez Royce S. Caldwell Crawford H. Edwards	08 09 10 11	David J. Haemisegger Karen E. Jennings Richard M. Kleberg, III Charles W. Matthews	☐	☐	☐	2.	To ratify the selection of Ernst & Young LLP to act as independent auditors of Cullen/Frost Bankers, Inc. for the fiscal year that began January 1, 2012.	☐	☐	☐
	05 06 07	Ruben M. Escobedo Richard W. Evans, Jr. Patrick B. Frost	12 13	Ida Clement Steen Horace Wilkins Jr.				3.	Proposal to adopt the advisory (non-binding) resolution approving executive compensation.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Cullen/Frost Bankers, Inc. account online.

Access your Cullen/Frost Bankers, Inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for Cullen/Frost Bankers, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: http://www.cfrvoteproxy.com

‚  FOLD AND DETACH HERE  ‚

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING

OF CULLEN/FROST BANKERS, INC.

The undersigned hereby revoking all proxies previously granted, appoints RICHARD W. EVANS, JR., and PATRICK B. FROST, and each of them, with power of substitution, as proxy of the undersigned, to attend the Annual Meeting of Shareholders of Cullen/Frost Bankers, Inc. on April 26, 2012 and any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as designated on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES

P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	18640